Exhibit 10.11

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

ARVINAS, INC.

and

PFIZER INC.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Agreement (this “Agreement”) is effective as of December 22, 2017 (the “Effective Date”), and is entered into by and between Arvinas, Inc., a corporation organized and existing under the laws of Delaware, located at 5 Science Park, 395 Winchester Ave., New Haven, CT 06511 (“Arvinas”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware, located at 235 East 42nd Street, New York, NY 10017 (“Pfizer”).

RECITALS:

WHEREAS, Arvinas has developed a proprietary platform which translates innovative protein degradation approaches into novel drugs for the treatment of human diseases; and

WHEREAS, Pfizer and Arvinas desire to enter into a research collaboration applying Arvinas’ proprietary technology to targets nominated by Pfizer, with the goal of identifying or optimizing novel compounds for development and commercialization by Pfizer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Arvinas and Pfizer hereby agree as follows:

ARTICLE 1 DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2	“Additional Stage” shall mean [**]

1.3	“Additional Work” shall have the meaning set forth in Section 5.2.1.

1.4	“Affiliate” of a Person shall mean, as of any point in time and for so long as such relationship continues to exist, any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast fifty percent (50%) or more of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of fifty percent (50%) or more of the equity interests with the power to direct the management and policies of such entity.

1.5	“Agreement” shall have the meaning given such term in the preamble to this document.

1.6	“Alliance Manager” shall have the meaning set forth in Section 3.11.1.

1.7	“Arvinas” shall have the meaning given such term in the preamble to this Agreement.

1.8	“Arvinas Information and Inventions” shall mean all Technology and Inventions arising in the course of performance of the Research Program and developed or invented solely by employee(s) of Arvinas or other persons not employed by Pfizer who are acting on behalf of Arvinas, but excluding Arvinas Technology Improvements.

1.9	“Arvinas Know-How” shall mean all Technology (including the Arvinas Technology, Arvinas Technology Improvements, Arvinas Information and Inventions and Arvinas’ rights in Joint Information and Inventions), which during the term of this Agreement: (i) is Controlled by Arvinas or its Affiliates; (ii) is not generally known; and (iii) is necessary or useful to Pfizer in connection with the performance of the Research Program or the Development, Manufacture, Commercialization or use of one or more Compounds or Products in the Territory in accordance with the licenses granted under this Agreement.

1.10	“Arvinas Patent Rights” shall mean Patent Rights Controlled by Arvinas or any of its Affiliates, including those listed on Schedule 1.10, which claim or Cover (i) the Arvinas Technology or Arvinas Technology Improvements; (ii) Arvinas Information and Inventions; or (iii) a Compound or Product or the Development, Manufacture, Commercialization or use of any Compound or Product; provided, however, that Arvinas Patent Rights shall not include any Patent Rights which claim or cover Compounds or Products that were independently owned or acquired by any acquirer of Arvinas (or of substantially all of its assets to which this Agreement relates).

1.11	“Arvinas Program Patent Rights” shall have the meaning set forth in Section 7.2.2(a).

1.12	“Arvinas Technology” shall mean Technology Controlled by Arvinas as of the Effective Date or during the Term (solely to the extent arising or acquired other than in the course of performance of the Research Program) relating to the identification, development or manufacture of molecules designed to degrade target proteins, which molecules consist of (a) a ligand that binds to a selected target (“Target Binding Moiety”), (b) a ligand that binds to an E3 ligase (“Ligand”) and (c) a connector that attaches ligands (a) and (b) (“Connector”) (any such three-part molecule, a “PROTAC”).

1.13	“Arvinas Technology Improvement” shall mean any Invention or other Technology made or developed by Arvinas, its Affiliates or representatives in the course of performance of this Agreement, or by Pfizer, its Affiliates or representatives in the course of performance of the Research Program or the research and development of one or more Compounds or Products in the Territory in accordance with the licenses granted under this Agreement, which constitutes an improvement to or enhancement or modification of the Arvinas Technology, excluding, however, any Pfizer Compounds, and any Compound, Product or any manufacturing process to the extent that it is specific for any such Compound that has been the subject of an Option Exercise.

1.14	“Budget” shall have the meaning set forth in Section 5.2.1.

1.15	“Bundle” shall mean a Product sold together with one or more other pharmaceutical products.

1.16	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.17	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.18	“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert, acquiring fifty percent (50%) or more of the voting equity securities or management control of such Party, in each of (1), (2) and (3) above excluding any such transaction between a Party and its Affiliate. In no event will a Change of Control include any transaction in which a Party or its successor(s) issues securities to investors solely for capital raising purposes.

1.19	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial.

1.20	“Combination Product” shall mean a Product which includes one or more pharmaceutically active ingredients other than Compound in combination with Compound.

1.21	“Commercialize” or “Commercializing” shall mean to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.22	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Development and Commercialization of any Product by either Party, such efforts shall be substantially equivalent to those efforts and resources that would generally be used by such Party for pharmaceutical products owned by it or to which it has rights, which product is [**]. Commercially Reasonable Efforts shall be determined [**].

1.23	“Committee” shall mean the joint research committee established to facilitate the Research Program as more fully described in Section 2.4.

1.24	“Compound” shall mean any compound that either (i) is a PROTAC synthesized by or on behalf of either Party in the course of performance of the Research Program, or (ii) is optimized by or on behalf of Pfizer or its Related Party outside of the course of performance of the Research Program based on a Compound included in (i) and incorporates, is derived from, or is covered by a claim included in any Patent Right within, Arvinas Technology or any Arvinas Technology Improvement, and in each case that is designed to have a primary mechanism of action directed to inhibition or degradation of the relevant Target.

1.25	“Connector” shall have the meaning set forth in the definition of Arvinas Technology.

1.26

“Control”, “Controls” or “Controlled by” shall mean, with respect to any item of or right under any relevant Technology or Patent Right, the possession of (whether by ownership or license, other than pursuant to this Agreement), or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.27	“Covers” shall mean, with respect to a claim within a Patent Right, that, but for a license granted to a Party under the relevant claim included in such Patent Right, the manufacture, use or sale of any subject matter by such Party would infringe such claim or, in the case of a Patent Right that is a patent application, would infringe such claim in such patent application if it were to issue as a patent.

1.28	“Deliverables” shall mean the deliverables for the relevant Stage of the Research Program and Target, as expressly described in the relevant Research Plan or as otherwise agreed by the Parties in writing.

1.29	“Develop” or “Developing” shall mean to discover, research or otherwise develop a process, compound or product, including conducting non-clinical and clinical research and development activities. When used as a noun, “Development” means any and all activities involved in Developing.

1.30	“Election Notice” shall have the meaning set forth in Section 2.3.2.

1.31	“Election Period” shall have the meaning set forth in Section 2.3.2.

1.32	“Excluded Information” means information relating to any of the following items to the extent not in the public domain that is not expressly referenced in a Research Plan as Information to be exchanged hereunder (in which event the permitted exchange is applicable only to the relevant Research Plan): [**] and (B) any other information that Pfizer, on or after the Effective Date, expressly indicates to Arvinas’ Alliance Manager or to Arvinas’ Committee representative in writing, prior to any such information’s disclosure to Pfizer or any of its Affiliates, that Pfizer does not want disclosed to them. Notwithstanding the foregoing, any Information that Arvinas is obligated to disclose to Pfizer pursuant to any provision of this Agreement, including Article 7, and that Arvinas, subject to compliance with the last sentence of Section 2.5, discloses in good faith, to the relevant individual(s) designated by Pfizer in writing, if any, in accordance with such obligations shall not be Excluded Information under this Agreement.

1.33	“Excluded Target” shall mean the targets (i) that are listed on Schedule 1.33 hereto, (ii) [**].

1.34	“Exploratory Phase Stage” shall mean the Stage of the Research Program identified as such in the relevant Research Plan.

1.35	“FDA” shall mean the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.36	“First Commercial Sale” shall mean, with respect to any Product and with respect to any country, the first sale for end use or consumption of such Product in a country after such Product has been granted Marketing Authorization by the appropriate Regulatory Authority for such country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.37	“Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve-month period (allowing reasonable and customary time for normal vacations, sick days, holidays, conference attendance, corporate meetings, etc.). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of hours during any twelve-month period devoted by such employee to the Research Program by [**] which shall be deemed the total number of working hours during such twelve-month period, provided that no additional payment shall be required with respect to any person who works more than [**] hours per year unless otherwise authorized by the Committee.

1.38	“FTE Rate” shall mean (i) with respect to employees of Arvinas, an amount equal to [**] US dollars (US$[**]) for one (1) full FTE devoted to the performance of the Research Program and (ii) with respect to contractors engaged by Arvinas, an amount equal to [**] US dollars (US$[**]) for one (1) full FTE devoted to the performance of the Research Program, each of which represents the fully burdened rate for each such FTE and includes related salary, benefits, administration, facilities costs, overhead and any other costs associated with such FTE, provided that such FTE rates shall be adjusted for inflation or deflation, with the first revision effective on the [**] anniversary of the Effective Date, to reflect any increase or decrease, since the prior adjustment (or the initial rate, as applicable), in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners covering the Connecticut region, based on the most recent monthly index available as of the adjustment date.

1.39	“Information” shall mean any and all information and data, including all Arvinas Know-How, all Pfizer Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.40	“Initial Target” shall mean any of [**].

1.41	“Initiates”, “Initiated” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a human subject or patient in such Clinical Trial, and with respect to a Stage of the Research Program, shall mean: [**].

1.42	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived or reduced to practice in the course of performance of the Research Program.

1.43	“Joint Information and Inventions” shall mean all Technology and Inventions arising in the course of performance of the Research Program and developed or invented jointly by employee(s) of Arvinas or its Affiliates or a Third Party acting on behalf of Arvinas or its Affiliates, on the one hand, and Pfizer or its Affiliates or a Third Party acting on behalf of Pfizer or its Affiliates, on the other hand, but in all cases excluding Arvinas Technology Improvements and Pfizer Compounds.

1.44	“Joint Patent Rights” shall mean Patent Rights which are filed to claim or Cover Inventions within Joint Information and Inventions.

1.45	“Law(s)” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign.

1.46	“Lead Optimization Efforts” shall have the meaning set forth in Section 5.2.2.

1.47	“License” shall have the meaning set forth in Section 3.1.1.

1.48	“Ligand” shall have the meaning set forth in the definition of Arvinas Technology.

1.49	“Ligand Screening Stage” shall mean the Stage of the Research Program identified as such in the relevant Research Plan.

1.50	“Major Market Country” shall mean the United States or a Major EU Market Country.

1.51	“Major EU Market Countries” shall mean Germany, the United Kingdom, Spain, Italy and France.

1.52	“Manufacture” or “Manufacturing” shall mean to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” shall mean any and all activities involved in Manufacturing a compound or product or any component thereof.

1.53	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.54	“Net Sales” shall mean the gross amounts invoiced (not including value added taxes, sales taxes, or similar taxes) for sales of Product sold by Pfizer or its Related Parties to the first Third Party after deducting, for such Product: bad debts related to such Product, sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, rejected goods, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers or other institutions, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes and all to the extent paid by Pfizer and non-refundable in accordance with Applicable Law) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, deductions for Health Care Reform fees and similar deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities, the standard inventory cost of devices or delivery systems used for dispensing or administering Product that are included with the Product and delivered as part of the invoice price, and freight and insurance (to the extent that Pfizer, its Affiliates or its Sublicensees bear the cost of freight and insurance for the Product), provided that in each case that the amounts are, where applicable, separately charged on the relevant invoice and that such deductions do not exceed reasonable and customary amounts in the market in which such sales occurred.

In the case of any sale of a Product between or among Pfizer and its Related Parties for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first sale thereafter to a Third Party. In the event that Pfizer or its Related Parties receives any further revenue from the relevant transferee of Product based on such transferee’s resale or use of the relevant Product, any such amount received shall also be deemed part of Net Sales of such Product. Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of the Product.

The deductions set forth above will also be applied in calculating Net Sales for a Combination Product. If a Product is sold as part of a Combination Product in any country, the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B), where: A is the weighted (by sales volume) average sale price in such country of the Product when sold separately in finished form, and B is the aggregate weighted average sale price in such country of the other pharmaceutically active product(s) included in the Combination Product when sold separately in finished form. If the Product is sold as part of a Combination Product and is sold separately in finished form, but the other pharmaceutically active product included in the Combination Product is not sold separately in finished form, the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/C where: A is the weighted (by sales volume) average sale price in such country of the Product contained in such Combination Product when sold separately in finished form, and C is the weighted (by sales volume) average sale price in such country of the Combination Product. If the Product is sold as part of a Combination Product and is not sold separately in finished form, but the other pharmaceutically active product(s) included in the Combination Product are sold separately in finished form, the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction C-B/C where: B is the weighted (by sales volume) average sale price in such country of the other product(s) included in such Combination Product when sold separately, and C is the weighted (by sales volume) average sale price in such country of the Combination Product. In the event that such average sale price cannot be determined for both the Product and the other therapeutically active ingredient(s) included in the Combination Product as set forth above, Net Sales for purposes of determining royalty payments shall be agreed by the Parties in writing based on the relative fair market value contributed by each component, such agreement not to be unreasonably withheld or delayed.

[**]

1.55	“Option” shall have the meaning set forth in Section 3.2.2.

1.56	“Option Exercise” shall have the meaning set forth in Section 3.2.2.

1.57	“Party” shall mean Arvinas or Pfizer, individually, and “Parties” shall mean Arvinas and Pfizer, collectively.

1.58	“Patent Rights” shall mean any and all patents and pending patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, patents-of-addition, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, restorations by existing or future extension or restoration mechanisms, including patent term extensions, supplementary protection certificates or the equivalent thereof, pediatric exclusivity periods and the like of any such patents and patent applications, any other form of government-issued right substantially similar to any of the foregoing and foreign equivalents of the foregoing.

1.59	“Person” shall mean any individual, sole proprietorship, firm, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, joint venture company, governmental authority, association or other entity.

1.60	“Pfizer” shall have the meaning given such term in the preamble to this Agreement.

1.61	“Pfizer Compounds” shall mean, with respect to a Target, those compounds provided by Pfizer to Arvinas for use in the Research Program pursuant to this Agreement [**]

1.62	“Pfizer Information and Inventions” shall mean all Technology and Inventions arising in the course of performance of the Research Program and developed or invented solely by employee(s) of Pfizer or other persons not employed by Arvinas who are acting on behalf of Pfizer, but excluding Arvinas Technology Improvements.

1.63	“Pfizer Know-How” shall mean all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including Pfizer Information and Inventions and Pfizer’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (i) are in Pfizer’s Control; (ii) are not generally known; and (iii) are in Pfizer’s opinion necessary to Arvinas in the performance of Arvinas’ obligations under the Research Program.

1.64	“Pfizer Patent Rights” shall mean Patent Rights which during the term of this Agreement are Controlled by Pfizer or any of its Affiliates which claim or Cover: (i) the Pfizer Technology or Pfizer Compounds; (ii) Pfizer Information and Inventions; or (iii) a Compound or Product or the Development, Manufacture, Commercialization or use of any Compound or Product.

1.65	“Pfizer Quarter” shall mean any of the four (4) consecutive thirteen (13) week periods commencing on January 1 of any Pfizer Year with respect to the United States, and the corresponding consecutive thirteen (13) week period commencing on the December 1 prior to such January 1 of any United States Pfizer Year with respect to any country in the Territory other than the United States.

1.66	“Pfizer Technology” shall mean Technology Controlled by Pfizer as of the Effective Date or during the Term (solely to the extent arising or acquired other than in the course of performance of the Research Program) that is introduced to the Research Program pursuant to a Research Plan by Pfizer.

1.67	“Pfizer Year” shall mean a twelve (12) month fiscal period observed by Pfizer commencing on January 1 with respect to the United States, and the corresponding twelve (12) month fiscal period commencing on the December 1 prior to any such January 1 with respect to any country in the Territory other than the United States.

1.68	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a), as amended (or its successor regulation).

1.69	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b), as amended (or its successor regulation).

1.70	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c), as amended (or its successor regulation).

1.71	“Pre-Exploratory Phase Stage” shall mean the Stage of the Research Program identified as such in the relevant Research Plan.

1.72	“Product” shall mean any pharmaceutical or biological preparation in final form containing one or more Compounds (i) for sale by prescription, over-the-counter or any other method, whether for humans or other animals, or (ii) for administration to human subjects or patients in a Clinical Trial.

1.73	“PROTAC” shall have the meaning set forth in the definition of Arvinas Technology.

1.74	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the Manufacturing or Commercialization of a Product in the Territory, including the FDA.

1.75	“Related Party” shall mean each of Pfizer, its Affiliates, and their respective sublicensees with respect to Compounds or Products (which term does not include distributors), as applicable.

1.76	“Research Plan” shall mean a plan for performance by the Parties of research activities under Article 2 of this Agreement with respect to a given Target as set forth in Schedules 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(e) attached hereto, and as amended from time to time in accordance with the terms of this Agreement. To the extent a Research Plan is not attached to this Agreement as of the Effective Date, such Research Plan shall be deemed attached once mutually agreed by the Parties in writing and, when prepared by the Parties, any such subsequent Research Plan will be substantially similar in scope, timelines, obligations and other items as the attached Research Plans, with such modifications as relevant for the applicable Target.

1.77	“Research Program” shall mean the research activities undertaken by the Parties as set forth in Article 2 and the Research Plans. The Research Program and Research Plans shall not include activities for a given Target after completion of the [**] unless expressly agreed by the Parties in writing in accordance with Section 5.2.

1.78	“Research Program Term” shall mean the duration of the Research Program, as further provided in Section 2.8.

1.79	“Royalty Period” shall have the meaning set forth in Section 5.5.1(c).

1.80	“Stage” shall mean a given stage of work under the Research Program for a given Target, as described in the applicable Research Plan, and for which a set of Deliverables is to be provided to Pfizer. Any Additional Stage to be conducted under the Research Program in accordance with Section 5.2.2 will also be deemed a “Stage” for purposes of this Agreement.

1.81	“Substitute Target” shall mean a target substituted by Pfizer for one of the Initial Targets, as described more fully in Section 3.5.

1.82	“Target” shall mean, for so long as such target is subject to license rights from Arvinas hereunder, any Initial Target and, subject to Section 3.5, any Substitute Target, each as identified by its UniProt number.

1.83	“Target Binding Moiety” is defined in the definition of Arvinas Technology and, for clarity, shall not include any Connector or Ligand also defined therein.

1.84	“Target Exclusivity” shall mean the exclusive rights with respect to each Target granted to Pfizer by Arvinas pursuant to Section 2.10.

1.85	“Target Substitution Notice” shall have the meaning set forth in Section 3.5.

1.86	“Technology” shall mean all information and materials, including discoveries, improvements, processes, practices, methods, protocols, specifications, formulas, algorithms, data, results, inventions, know-how and trade secrets, patentable or otherwise.

1.87	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.88	“Third Party” shall mean an entity other than Arvinas and its Affiliates and Pfizer and its Affiliates.

1.89	“United States” shall mean the United States of America, its territories and possessions.

1.90	“Valid Patent Claim” shall mean, with respect to a particular country, (i) a claim of an issued, unexpired and in-force patent included within the Arvinas Patent Rights, Joint Patent Rights or Pfizer Patent Rights which claims or Covers the composition of matter of any Compound, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been cancelled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (ii) with respect to Arvinas Patent Rights only, is a claim of a pending application that has been pending for less than [**] from its first office action, which claims or Covers the composition of matter of any Compound, which application is being prosecuted in good faith and has not been cancelled, abandoned, withdrawn or finally rejected or expired without the possibility of revival, reinstatement, appeal or refiling.

1.91	“Yale Agreement” shall mean the License Agreement between Yale University and Arvinas dated as of July 5, 2013, as amended, which agreement governs Arvinas’ rights to certain Arvinas Technology and Arvinas Patent Rights.

1.92	“Yale Licensed Patents” shall mean those Arvinas Patent Rights identified as Yale Licensed Patents on Schedule 1.10, as such schedule may be updated from time to time, and all Patent Rights arising therefrom.

ARTICLE 2 RESEARCH PROGRAM

2.1	General. Arvinas and Pfizer shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of performing the Research Program are set forth in the Research Plans, which may be amended in writing from time to time by agreement of the Parties, as specifically required in Section 5.2, or otherwise by the Committee, as attached to minutes of the applicable Committee meeting approved in writing by both Parties.

2.2	Conduct of Research; Funding. Arvinas and Pfizer each shall use Commercially Reasonable Efforts to complete their respective activities, and in accordance with any relevant timelines, as set out in the Research Plans, and will use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and each Research Plan. Arvinas will use Commercially Reasonable Efforts to accomplish the goals for each Stage of each Research Plan as set forth therein.

2.2.1	The Research Program for each Target shall be conducted in Stages, as further set forth in the relevant Research Plan and in Sections 2.3 and 5.2.

2.2.2	Pfizer shall be entitled to utilize the services of its Affiliates or Third Parties to perform its Research Program activities. Arvinas shall be entitled to utilize the services of Affiliates or Third Parties to perform its Research Program activities only upon Pfizer’s prior written consent or as specifically set forth in the relevant Research Plan; provided that, as of the Effective Date, Pfizer has consented to Arvinas subcontracting with [**] to conduct services with respect to the Research Program by and on behalf of Arvinas. Notwithstanding any of the foregoing, (a) any such subcontract shall be subject to the relevant terms and conditions of this Agreement; (b) each Party shall enter into agreements with its subcontractors that contain confidentiality terms no less stringent than those set forth in Article 4 hereof and assignment of inventions provisions consistent with the requirements of this Agreement; and (c) each Party shall remain at all times fully liable for its respective responsibilities under the Research Program and its obligations under this Agreement.

2.2.3	Each Party shall be responsible for all costs and expenses it incurs relating to such aspects of the Research Program as are to be provided or performed by that Party according to each Research Plan, as amended in accordance with this Agreement. Arvinas shall be obligated hereunder to perform such activities under each Stage of the Research Plan for the relevant Target to be conducted hereunder as are required to generate the relevant Deliverables for such Stage. but shall not be required to perform additional activities with respect to such Target after completion of a given Stage unless Additional Work is to be conducted in accordance with Section 5.2.1, Pfizer has agreed to proceed to the next Stage of the Research Plan for such Target as set forth in Section 2.3, or the Parties have agreed to conduct a subsequent Additional Stage in accordance with Sections 3.2 and 5.2.2.

2.2.4	[**]

2.2.5	[**]

such Stage (such excess amount, the “Overage”), shall be applied as a credit towards payments due to Arvinas under Section 5.2 or Section 5.4 for the next subsequent Additional Work, Stage or Additional Stage with respect to the relevant Target, or if no such payments will be due, as a credit towards payments due to Arvinas under Section 5.2 or Section 5.4 for any other Target, in each case until the entire credit is exhausted. Arvinas will be responsible for the maintenance of accurate records regarding the FTEs provided by Arvinas for the performance of the Research Program (the “Research Program FTE Records”). Pfizer shall have the right to review and audit the Research Program FTE Records [**], following written notice to Arvinas and at mutually agreeable times.

2.3	Research Program Stages.

2.3.1	Upon completion of the activities for a particular Target and Stage under each Research Plan in accordance with any standards and timelines set forth in such Research Plan prior to the Initiation of [**] (Section 3.2 shall apply with respect to completion of the [**] set forth in the applicable Research Plan or any subsequent Stage for such Target), Arvinas shall suspend its activities under the Research Program for such Target and provide to Pfizer all Deliverables with respect to such Stage and Target. Following Pfizer’s receipt of all Deliverables with respect to such Stage for such Target, Pfizer shall have the right, in its sole discretion, to elect whether to advance the Research Program for such Target to the next Stage as provided below. The relevant Deliverables (and any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exclusions under Section 4.2) shall remain the property and Confidential Information of Arvinas, and shall be used by Pfizer for the sole purpose of evaluating whether or not to make any such election, unless and until the Option to the relevant Target has been exercised. Unless and until the Option to the relevant Target has been exercised, Pfizer shall not sell, transfer or disclose any such Deliverables (and including any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exceptions under Section 4.2) to any other Person, without first receiving the prior written consent of Arvinas, which consent shall not be unreasonably withheld.

2.3.2	Pfizer may exercise its right to proceed to the next Stage by notifying Arvinas’ Alliance Manager in writing (“Election Notice”) at any time during the period from Pfizer’s receipt of all Deliverables in accordance with Section 2.3.1 with respect to the relevant Stage for such Target until [**] thereafter (“Election Period”). In the event that Additional Work with respect to a given Stage is agreed by the Parties during an Election Period in accordance with Section 5.2.1, there shall be an additional Election Period for such Target and Stage following completion of such Additional Work and Pfizer’s receipt of all Deliverables with respect to such Additional Work, during which period Pfizer may exercise its right to proceed to the next Stage by issuance of an Election Notice as provided above.

2.3.3	Arvinas shall not conduct any further activities under the applicable Research Plan for a given Target following provision of all relevant Deliverables to Pfizer for a given Stage or Additional Work unless and until Pfizer, in its sole discretion, elects to advance the Research Program for such Target to the next Stage pursuant to this Section 2.3, or unless Additional Work is to be conducted in accordance with Section 5.2.1, or the Parties have agreed to conduct an Additional Stage in accordance with Sections 3.2 and 5.2.2.

2.3.4	Upon receipt of an Election Notice to advance the Research Program to the next Stage for a particular Target in accordance with this Section 2.3, the Parties shall continue to conduct the Research Program for such Target in accordance with this Agreement and the applicable Research Plan, and any relevant payments pursuant to Section 5.4 shall be paid by Pfizer when due.

2.3.5	In the event an Election Notice is not provided to Arvinas within the Election Period for a particular Target pursuant to this Section 2.3 and the Parties have not agreed to perform Additional Work for the relevant Target and Stage in accordance with Section 5.2, the Research Program and any relevant Option and License with respect to such Target shall terminate, and this Agreement shall be deemed terminated with respect to such Target in accordance with Section 8.2 (but without any [**] delay).

2.3.6	Any permitted substitution for the relevant Target that is desired by Pfizer must be made before termination of Pfizer’s rights pursuant to this Section 2.3.6 to the Initial Target for which substitution is to be made.

2.4	Joint Research Committee. The Parties hereby establish a committee to facilitate the Research Program as follows:

2.4.1	Composition of the Joint Research Committee. The Research Program shall be conducted under the direction of a joint research committee (the “Committee”) comprised of [**] representatives of Pfizer and [**] representatives of Arvinas. Each Party may change its representatives to the Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Article 4 and consistent with Section 7.1.5. The Committee shall be chaired by a representative of Pfizer. Each Party shall bear its own expenses related to attendance at such meetings by its representatives. Following the end of the Research Program Term, the Committee shall have a final meeting to review the results of the Research Program and then shall be disbanded. As needed, the Committee shall establish subcommittees and other working groups that shall report to the Committee, having equivalent functional counterparts from each Party, to further the objectives of the Research Program.

2.4.2	Decision Making. Decisions of the Committee shall be made unanimously by the Parties with each Party having one vote. In the event that the Committee cannot or does not, after good faith efforts, reach agreement on an issue related to the Research Program (excluding issues for which the Committee expressly does not have decision-making authority), the resolution or course of conduct shall be determined by [**] following referral to the senior executives of the Parties as provided in Section 10.7. In exercising its final decision-making authority with respect to Committee decisions as described above, [**] shall act in accordance with the objectives of the Research Program and the terms of this Agreement, and in good faith. [**].

2.4.3	Meetings. During the Research Program Term, the Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [**], with the location for such meetings alternating between Arvinas and Pfizer facilities (or such other location as may be determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the Committee.

2.5	Exchange of Information. Upon execution of this Agreement, and on an ongoing basis during the Research Program Term at least [**] or as otherwise reasonably requested by Pfizer, Arvinas shall disclose to Pfizer and in writing or in an electronic format, solely as set out in the Research Plans or as specifically requested by Pfizer in writing, all Arvinas Know-How relevant to the activities of the Research Program not previously disclosed, and Pfizer shall promptly disclose to Arvinas during the term of the Research Program all Pfizer Know-How necessary for the performance of the Research Program by Arvinas. Notwithstanding the foregoing, Arvinas will use good faith efforts to not provide to Pfizer any Excluded Information whose disclosure to Pfizer is not specifically authorized in writing by Pfizer, its Alliance Manager or its Committee representative.

2.6	Records and Reports.

2.6.1	Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by such Party.

2.6.2	Copies and Inspection of Records. Pfizer shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Arvinas referred to in Section 2.6.1 as reasonably appropriate in the performance of this Agreement or the exercise of any rights granted hereunder. Pfizer shall maintain such inspected records and the information disclosed therein in confidence in accordance with Article 4. Pfizer shall have the right to arrange for its employee(s) or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Arvinas and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, at mutually agreeable times to discuss the Research Program work and its results in detail with the technical personnel and consultant(s) of Arvinas. Upon reasonable request, Arvinas shall provide copies of the records described in Section 2.6.1 to Pfizer. Arvinas shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Pfizer referred to in Section 2.6.1 solely to the extent related to Arvinas Technology Improvements or Joint Information and Inventions, as reasonably appropriate in the exercise of the rights granted hereunder with respect to Arvinas Technology Improvements and Joint Information and Inventions. Arvinas shall maintain such inspected records and the information disclosed therein in confidence in accordance with Article 4. Upon reasonable request, Pfizer shall provide copies of the records described in Section 2.6.1, as are related to Arvinas Technology Improvements or Joint Information and Inventions, to Arvinas.

2.6.3	Reports. Within [**] following the end of each Calendar Quarter during the Research Program Term, Arvinas shall provide to Pfizer a written progress report in English which shall summarize the work performed to date on the Research Program and evaluate the work performed in relation to the goals of the Research Program. Arvinas shall provide such other written reports as may be required by the Research Program or reasonably requested by Pfizer relating to the progress of the goals or performance of the Research Program.

2.7	Research Program Information and Inventions. The entire right, title and interest in:

2.7.1	Arvinas Information and Inventions shall be owned solely by Arvinas;

2.7.2	Pfizer Information and Inventions shall be owned solely by Pfizer;

2.7.3	Joint Information and Inventions shall be owned jointly by Arvinas and Pfizer; and

2.7.4	Except as provided under Section 7.2.2(e), Arvinas Technology Improvements shall be owned solely by Arvinas, whether developed solely or jointly by either or both Parties or their Affiliates, subcontractors or other representatives.

2.7.5	Pfizer Compounds shall be owned solely by Pfizer, whether developed solely or jointly by either or both Parties or their Affiliates, subcontractors or other representatives.

Subject to compliance with the last sentence of Section 2.5, Arvinas shall promptly disclose to Pfizer in writing the development, conception or reduction to practice of Inventions, within the Arvinas Information and Inventions, Arvinas Technology Improvements, and Joint Information and Inventions. Pfizer shall promptly disclose to Arvinas in writing the development, conception or reduction to practice of Inventions within Joint Information and Inventions and Arvinas Technology Improvements. Patent Rights on any such Inventions shall be filed in accordance with Article 7. Except as provided under Section 7.2.2(e), Pfizer hereby assigns and agrees to assign to Arvinas any and all right, title and interest it or its Affiliates may have in and to any Arvinas Technology Improvements and in and to any Patent Rights filed thereon in accordance with Article 7. Subject to the terms and conditions of this Agreement, including Sections 2.10 and 3.1, each Party shall have the non-exclusive right to use and practice Joint Information and Inventions, and to grant licenses under its interest in Joint Information and Inventions and Joint Patent Rights, as it deems appropriate without the consent of or any obligation to the other Party; provided, however, that in the event that any Joint Patent Rights filed in accordance with Section 7.2.2(e) claim or Cover a Compound or Product directed at a Target that remains subject to an exclusive license granted to Pfizer hereunder, Arvinas shall not grant any license under its interest in such Joint Patent Rights to any Third Party without the prior written consent of Pfizer, provided that the Parties shall discuss any request for such consent in good faith; and provided, further, that in the event that any Joint Patent Rights Cover, but do not claim, a Compound, Arvinas shall not grant any license under its interest in such Joint Patent Rights to any Third Party without the prior written consent of Pfizer, such consent to not be unreasonably withheld or delayed.

2.8

Research Program Term. Except as otherwise provided herein, the term of the Research Program (“Research Program Term”) shall commence on the Effective Date and, unless otherwise terminated in accordance with the terms of this Agreement, shall continue until completion of the last to be completed or terminated Research Plan; provided that Pfizer agrees that it shall Initiate the first Stage of the Research Plan for [**] Initial Targets within [**] of the Effective Date and for each additional Initial Target that remains a Target hereunder within [**] of the Effective Date, and shall Initiate the first Stage of the Research Plan for any Substitute Target that becomes and remains a Target hereunder within [**] of the relevant Target Substitution Notice issued pursuant to Section 3.5. If any Research Plan is not Initiated within the relevant time period through no fault of Arvinas, Arvinas shall have no obligation to conduct the relevant portion of the Research Program.

2.9	Materials Transfer. In order to facilitate the Research Program, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Research Program. Neither Party may furnish any such materials to the other Party except as expressly provided in the applicable Research Plan or this Agreement without the prior written consent of the other Party. All such materials shall be considered the Information of the Party providing such material (provided that if they are a combination of the proprietary materials of both Parties, they shall be deemed the Information of both Parties) and shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of exercising its rights and performing its obligations under this Agreement. All such materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known, and in compliance with all applicable Laws and any relevant Third Party contractual requirements that have been communicated in writing to the receiving Party. Such transfer will not be deemed a transfer of any intellectual property rights with respect to such material. Any and all compounds, biological materials, reagents, assays and other materials that are provided by one Party to the other Party hereunder in furtherance of the Research Program activities and that are not consumed in the course of performance of such activities, shall all be returned to the providing Party promptly upon the completion of the Research Program, or, if the providing Party so instructs in writing, or if such material exists in the form of a combination of the proprietary materials of both Parties, all such materials shall be destroyed and the destruction of such materials shall be certified in writing, in accordance with written instructions to be provided by the providing Party upon completion of the Research Program; provided, however, that such obligation shall not apply to the extent rights to the relevant materials or information are obtained or retained by either Party pursuant to the express provisions of this Agreement.

2.10	Exclusive Efforts. During the term of this Agreement, for so long as a Target is included in a license granted under this Agreement, and excluding the activities being conducted under the Research Program, Arvinas and its Affiliates shall not, either directly or indirectly (including on behalf of a Third Party), (i) conduct or agree to conduct any activities with respect to the Development or Commercialization of any pharmacologically-active agent whose primary mechanism of action is, by design, directed to such Target, or (ii) grant any license or covenant not to sue or other right to any Third Party with respect to the conduct of any such activities. Notwithstanding the foregoing, in the event that a Person that becomes an Arvinas Affiliate through a Change of Control or through acquisition of “control” (as defined in the definition of Affiliate) by Arvinas (a “Transaction”), has a program underway, at the time that Arvinas first enters into the Transaction, with respect to the Development or Commercialization of any pharmacologically-active agent whose primary mechanism of action is, by design, directed to such Target, such activity may continue following the effective date of the Transaction, provided that (i) such program is conducted by individuals who have (and have had) no involvement in the Research Program and no direct knowledge of or access to the Compounds, and (ii) such program does not utilize any Arvinas Information and Inventions, Arvinas Patent Rights, Arvinas Technology or Arvinas Technology Improvements.

2.11	Compliance with Law and Ethical Business Practices. Each Party shall conduct the activities of the Research Program and its other activities under this Agreement in accordance with all applicable Laws and good business ethics. Each Party shall notify the other Party in writing of any deviations from applicable Laws relevant to this Agreement of which any of its employees becomes aware. Each Party hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any activities hereunder. Each Party shall notify the other Party in writing immediately if any such debarment relevant to this Agreement occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activity or function related to the Research Program. Pfizer shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment, which termination shall be deemed a termination for cause.

2.12	Use of Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected or used in the Research Program by a Party or any Affiliate or Third Party acting on such Party’s behalf, such Party represents and warrants (i) that it has complied, or shall comply, with all applicable Laws relating to the collection or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection or use of such Human Materials. Each Party shall provide documentation of such approvals and consents to the other Party upon the other Party’s reasonable request. Each Party further represents and warrants that any such Human Materials that are used in the Research Program may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

Notwithstanding anything to the contrary in Section 4.1, each Party shall hold in confidence all data that identifies or could be used to identify an individual (“Personal Data”), except as required or permitted under this Agreement, or to the extent necessary to be disclosed to regulatory agencies as part of the review process. In addition, notwithstanding anything to the contrary in Section 4.1, each Party shall comply with all applicable Laws with respect to the collection, use, storage, and disclosure of any Personal Data, including the U.S. Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated thereunder. Each Party agrees to ensure that all appropriate technical and organizational measures are taken to protect Personal Data against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data and will not re-identify Personal Data.

2.13	Animal Research. Arvinas will comply with the Animal Welfare Act or any other applicable Laws relating to the care and use of laboratory animals. Pfizer encourages Arvinas to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Arvinas hereby certifies that prior to conducting any animal research at any Arvinas facility in connection with the Research Program, it shall obtain accreditation from AAALAC and shall maintain such accreditation for so long as it conducts such research. Any animals which are used by or on behalf of either Party in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

ARTICLE 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.

3.1	License Grants.

3.1.1	License. Arvinas hereby grants to Pfizer, with respect to each Target, an exclusive license (even as to Arvinas) in the Territory under Arvinas Patent Rights, Arvinas Know-How, and Arvinas’ rights in the Joint Patent Rights and Joint Information and Inventions, with the right to grant and authorize sublicenses to the extent expressly provided below, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Compounds and Products directed to such Target for any and all purposes, [**] (each, a “License”). [**].

3.1.2	Unblocking License. In addition to the licenses granted to Pfizer pursuant to Section 3.1.1, during the Term, on a Product-by-Product basis, in the event that [**], Arvinas hereby grants, and Arvinas hereby causes its Affiliates to grant, to Pfizer, subject to the terms and conditions of this Agreement and subject to any preexisting license grants to Third Parties, and to the extent Arvinas is legally able to do so, a fully-paid, non-exclusive, royalty-free, sublicensable license during the Term under such issued Patent Right for Pfizer to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Compounds and Products in accordance with this Agreement.

3.1.3	Notwithstanding the foregoing, on a Target-by-Target basis, Pfizer shall not, and shall have no right to, alone or through any Third Party, exercise or sublicense the relevant License, other than in order to complete the activities pursuant to the Research Program, unless and until Pfizer has exercised its Option with respect to such Target in accordance with Section 3.2 below.

3.1.4	Arvinas shall retain such rights under the foregoing grants as are necessary to conduct discovery and preclinical research activities with respect to the Targets and Compounds directed at a Target solely in connection with the Research Program and as set forth in each Research Plan.

3.1.5	Once a Target is no longer included under this Agreement, whether pursuant to Section 2.3, 3.2, Article 8 or otherwise, Pfizer shall have no further rights as granted above with respect to relevant Compounds or Products. In addition, no rights are granted to Pfizer under the Arvinas Patent Rights or Arvinas Know-How with respect to the use of any compound in connection with the mediation of proteasomal degradation of any target other than those Targets with respect to which Pfizer retains an exclusive license under Section 3.1.1.

3.1.6	Notwithstanding Arvinas’ sole ownership of Arvinas Technology Improvements as set forth in Section 2.7 and the exclusive license granted to Arvinas in Section 7.2.2(e) with respect to Arvinas Technology Improvements, (i) Arvinas may utilize Arvinas Technology Improvements arising in the course of performance of the Research Program or with respect to which rights are obtained from Pfizer hereunder only for Arvinas’ internal programs or for programs conducted by or on behalf of Third Parties who license Arvinas’ protein degradation technology, but not with respect to any Target that is included under an exclusive license granted under this Agreement at the relevant time, and (ii) Arvinas hereby grants to Pfizer a non-exclusive, worldwide, fully-paid license to utilize Arvinas Technology Improvements invented solely by Pfizer or its Affiliates or a Third Party acting on behalf of Pfizer or its Affiliates for any purposes, and to sublicense such rights solely in connection with a license of rights to a related Pfizer product.

3.1.7	The Parties understand and agree that, notwithstanding any other provision hereof, for so long as Pfizer has rights to the relevant Compound(s) under Section 3.1.1, Arvinas shall not have the right to practice itself or through an Affiliate, or grant a license to any Third Party under, any Arvinas Patent Rights claiming Arvinas Information and Inventions that specifically or generically claim or Cover any such Compound or a method of use of such a Compound, except as expressly authorized by Pfizer in writing; provided that in the event that any such Arvinas Patent Rights Cover, but do not claim, such a Compound or a method of use of such a Compound, Arvinas shall not grant any license under its interest in such Arvinas Patent Rights to any Third Party without the prior written consent of Pfizer, such consent to not be unreasonably withheld or delayed, and such consent to not require disclosure by Arvinas of any Third Party confidential information.

3.1.8	Pfizer shall have the right to grant sublicenses under the licenses granted in this Section 3.1, subject to any express limitations provided above; provided that Pfizer shall remain liable for the performance of any such sublicensee.

3.1.9	Arvinas hereby grants to Pfizer a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up license, with the right to grant sublicenses through one or more tiers of sublicensees, under any Arvinas Information and Inventions and any Patent Rights claiming Arvinas Information and Inventions, in each case to the extent that it relates to a derivative, modification of or improvement to a Pfizer Compound, or to a product other than a PROTAC containing such a Pfizer Compound or a derivative, modification of or improvement thereto, or the manufacture, use or formulation thereof, to make, have made, use, sell, offer for sale, and import such Pfizer Compounds or products other than PROTACs.

3.2	Option. For each Target, Arvinas hereby grants to Pfizer an Option to obtain the right to exercise a License with respect to such Target as follows:

3.2.1

Upon (i) completion of the [**] with respect to such Target, (ii) completion of any Additional Work agreed to in accordance with Section 5.2.1 during the Option Period following the [**] with respect to such Target, (iii) completion of an [**] with respect to such Target that was Initiated prior to Option Exercise for the relevant Target, or (iv) upon any earlier termination of the Research Program Term by Pfizer pursuant to Section 8.3.1, Arvinas shall suspend its activities under the Research Program and provide to Pfizer the Deliverables with respect to such Target and Additional Work or Stage, as applicable (or in the event of early termination of the Research Program Term by Pfizer pursuant to Section 8.3.1, such of the Deliverables as are then available). The relevant Deliverables (and any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exceptions under Section 4.2) shall remain the property and Confidential Information of Arvinas, and shall be used by Pfizer and its Related Parties for the sole purpose of evaluating whether or not to exercise the relevant Option, unless and until the Option to the relevant Target has been exercised. Unless and until the Option to the relevant Target has been exercised, Pfizer shall not sell, transfer or disclose any such Deliverables (and including any Confidential Information contained or incorporated in such Deliverables to the extent such information does not fall within any exceptions under Section 4.2) to any other Person other than a Related Party, without the prior written consent of Arvinas, which consent shall not be unreasonably withheld.

3.2.2	Arvinas hereby grants to Pfizer an exclusive option to obtain the right to exercise the License with respect to each Target (“Option”). Pfizer may exercise its Option for a particular Target, at its sole discretion, by notifying Arvinas’ Alliance Manager in writing (“Option Notice”) at any time prior to [**] following Pfizer’s receipt of the Deliverables with respect to the Additional Work or the relevant Stage for such Target described in Section 3.2.1 (or in the event of early termination of the Research Term by Pfizer pursuant to Section 8.3.1, such of the Deliverables as are then available), subject to any earlier termination of this Agreement with respect to such Target in accordance with Article 8 (“Option Period”). Any such exercise of the Option by Pfizer pursuant to this Section 3.2.2 shall be deemed an “Option Exercise” for the relevant Target, effective as of the date of the relevant Option Notice. In the event that Additional Work with respect to the Exploratory Phase Stage is agreed by the Parties during an Option Period in accordance with Section 5.2.1 and no Option Exercise is made during such Option Period, there shall be an additional Option Period for such Target following completion of such Additional Work and Pfizer’s receipt of all Deliverables with respect to such Additional Work, during which period Pfizer may exercise its Option as provided above. In the event that an Additional Stage with respect to a given Target is agreed by the Parties during an Option Period in accordance with Section 5.2.2 and no Option Exercise is made during such Option Period, there shall be an additional Option Period for such Target following completion of such Additional Stage and Pfizer’s receipt of all Deliverables with respect to such Additional Stage, during which period Pfizer may exercise its Option by issuance of an Option Notice as provided above.

3.2.3	Upon receipt of an Option Notice for a particular Target in accordance with Section 3.2.2 above, (a) the Research Program for such Target shall terminate except for any relevant Additional Work or Additional Stage to be conducted thereafter as mutually agreed in accordance with Section 5.2, (b) in the event of Option Exercise following early termination of the Research Program Term by Pfizer pursuant to Section 8.3.1, any milestone payments under Sections 5.4.1 through 5.4.3 for portions of the Research Program that have not been Initiated under the Research Program with respect to such Target at such time shall no longer be due with respect to such Target, and (c) subject to its remaining payment obligations under Article 5, Pfizer may thereafter practice and exercise its rights under the License with respect to such Target as set forth under Section 3.1 above for the remainder of the Term of this Agreement as applicable to such Target.

3.2.4	In the event an Option Notice is not provided to Arvinas within the Option Period for a particular Target, and the Parties have not agreed to perform Additional Work for the relevant Target following the Exploratory Phase Stage in accordance with Section 5.2.1, and the Parties have not agreed to perform Additional Work for the relevant Target and Stage in accordance with Section 5.2.2, as applicable, the Research Program for such Target shall terminate upon expiration of such Option Period, and this Agreement shall be deemed terminated with respect to such Target in accordance with Section 8.2 (but without any [**] delay). Upon such termination, such Target shall no longer be designated as a “Target” hereunder, and all rights and obligations of the Parties under this Agreement with respect to such Target shall terminate except as expressly provided under Section 8.4.

3.3	Non-Exclusive Research Licenses. During the Research Program Term, Pfizer hereby grants to Arvinas a non-exclusive license in the Territory under the Pfizer Know-How, Pfizer Patent Rights and Pfizer Technology solely to the extent required for conducting the Research Program in accordance with the Research Plans. During the Research Program Term, Arvinas hereby grants to Pfizer a non-exclusive license in the Territory under the Arvinas Know-How and Arvinas Patent Rights and Arvinas Technology solely to the extent required for conducting the Research Program in accordance with the Research Plans. Such rights shall be personal and non-sublicensable except to permitted subcontractors as expressly set forth in Section 2.2.

3.4	Direct License to Affiliates. Pfizer may at any time request that Arvinas grant a license equivalent to the relevant License directly to an Affiliate of Pfizer by giving written notice designating to which Affiliate a direct license is to be granted. Upon receipt of any such notice, the Parties shall enter into and sign a separate direct license agreement with such designated Affiliate of Pfizer. All such direct license agreements shall be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by the laws and regulations in the country in which the direct license will be exercised. The Parties further agree, as a condition to the grant of any such direct license, to make any amendments to this Agreement that are necessary to conform the combined terms of any such mutually agreed direct license agreements and this Agreement to the terms of this Agreement, as in effect at the relevant time, and to ensure that Arvinas does not incur any diminution of rights, losses, or expenses as a result of the issuance of any such direct licenses for which it is not made whole by Pfizer. In countries where the validity of such direct license agreements requires prior governmental approval or registration, such direct license agreements shall in no event become binding between the parties thereto until such approval or registration is granted, which approval or registration shall be obtained by Pfizer at Pfizer’s sole expense.

3.5	Target Substitution. Subject to Section 2.3.6, at any time prior to the [**] with respect to a given Initial Target or its applicable Substitute Target, Pfizer may, through written notice to Arvinas, replace such Target as further provided below. In Pfizer’s written notice, Pfizer will provide the Initial Target to be replaced and will propose a potential Substitute Target (the “Target Substitution Notice”). Arvinas will notify Pfizer in writing within [**] after the delivery of the Target Substitution Notice if the proposed Substitute Target is an Excluded Target. Otherwise, such proposed Substitute Target shall be deemed accepted by Arvinas. Provided that the proposed Substitute Target is accepted as provided above, such Substitute Target shall become a Target for all purposes under this Agreement and the replaced Initial Target or prior Substitute Target, as applicable, shall cease to be a Target for all purposes under this Agreement. [**] The Parties shall agree on the Research Plan for each Substitute Target that becomes a Target promptly following issuance of the relevant Target Substitution Notice, which Research Plan shall be substantially similar to the completed Research Plans attached to this Agreement as of the Effective Date, unless otherwise agreed in writing by the Parties.

3.6	No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest or other rights, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates.

3.7	Development and Commercialization. Pfizer shall use Commercially Reasonable Efforts, at its own expense, to Develop and Commercialize at least one (1) Product directed to each Target in one Major Market Country. For each Target, within [**] following the end of each Calendar Year during the term of this Agreement and after the completion of the Research Program Term, and continuing until such time as payment of all potential milestone payments pursuant to Section 5.4 has been made with respect to such Target, Pfizer shall provide to Arvinas a written report which shall summarize Pfizer’s efforts to Develop and Commercialize Compounds and Products directed to such Target during the foregoing Calendar Year. Pfizer agrees that Arvinas may provide a copy of such written reports to Yale University (with all reasonable redactions requested by Pfizer), subject to the protections afforded to Arvinas’ “CONFIDENTIAL INFORMATION” under the Yale Agreement.

3.8	Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of all Pfizer diligence obligations to the extent that:

[**]

3.9	Deemed Satisfaction of Pfizer Diligence Obligations. Without in any way expanding Pfizer’s obligations under this Agreement, Pfizer’s achievement of any milestone entitling Arvinas to receive a specific payment described in Section 5.4 will be deemed conclusive evidence that Pfizer has satisfied all Pfizer diligence obligations under this Agreement with respect to the relevant Target up to the date that such milestone is achieved. For the avoidance of doubt, the provisions of this Section 3.9 are intended only as examples of diligence constituting satisfaction of the Pfizer diligence obligations.

3.10	Assertion of Pfizer Diligence Obligation Claims. If Arvinas is or becomes aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any of its obligations under Section 3.7, or disputes an exception claimed by Pfizer with respect to those obligations pursuant to Section 3.8, then Arvinas will promptly notify Pfizer in writing of such potential alleged performance failure or dispute (each such potential alleged performance failure or dispute, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 3.10, the Parties shall first submit such Diligence Issue to the Committee for resolution, and if no resolution is reached within [**], then the Parties shall try to resolve the Diligence Issue pursuant to the dispute resolution provisions set forth in Section 10.7.

3.11	Alliance Managers.

3.11.1	Appointment. Each Party shall, by written notice to the other Party, appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all Committee meetings as non-voting participants and may bring to the attention of the Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Either Party may designate a replacement Alliance Manager by notice in writing to the other Party.

3.11.2	Responsibilities of the Alliance Managers. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties during the Research Program Term, and a constructive communication pathway thereafter. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)	identify and bring disputes and issues that may result in disputes (including any asserted occurrence of a material breach by a Party) to the attention of the Committee (for so long as it exists) or of the other Party’s Alliance Manager thereafter in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)	take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

3.12	Other Pfizer Programs. Arvinas acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that Pfizer will not itself Develop, Manufacture or Commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to Develop, Manufacture or Commercialize products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process covered by this Agreement, provided that, for clarity, Pfizer will not use Arvinas’ Information or the Arvinas Know-How in breach of this Agreement. The Parties agree and acknowledge that nothing in this Agreement shall be deemed to prohibit the unintentional internal use by Pfizer personnel of Residual Information in connection with performance of research projects on behalf of Pfizer, where “Residual Information” means ideas, concepts, know-how, and techniques in non-tangible form retained in the unaided memory of persons who have had access to Information of Arvinas. A person’s memory is only unaided if the person has not intentionally memorized the Information for the purpose of retaining and subsequently using or disclosing the relevant Information, and did not involve reference to tangible materials intended to assist recall of such Information. The Parties agree and acknowledge that Pfizer will have a right to use for any and all purposes any Excluded Information that is provided by Arvinas to Pfizer under this Agreement without the prior written consent of Pfizer, Pfizer’s Alliance Manager or Pfizer’s Committee representative.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION.

4.1

Nondisclosure and Nonuse Obligation. Each Party agrees that, for so long as this Agreement is in effect and for a period of [**] thereafter, a Party (the “Receiving Party”) receiving Information of the other Party hereunder (the “Disclosing Party”) (or that has received any such Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, and in no event less than reasonable efforts, (ii) not disclose such Information to any Affiliate or Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (iii) not use such Information for any purpose except those expressly permitted by this Agreement. For purposes of this Article 4, (a) all Arvinas Technology Improvements shall be treated as Information of Arvinas, (b) all Pfizer Technology shall be treated as Information of Pfizer, (c) for so long as Pfizer has a relevant exclusive license hereunder, Information on the structure and performance of Compounds meeting part (i) of the definition thereof shall be treated as Information of both Parties (i.e., each Party shall be deemed the Receiving Party with respect thereto), and (d) at all times, Information on the structure and performance of Compounds meeting part (ii) of the definition thereof shall be treated as Information of Pfizer.

4.2	Exceptions. The obligations under Section 4.1 shall not apply with respect to any portion of the Information that the Receiving Party can show by competent proof:

4.2.1	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

4.2.2	is in the public domain by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

4.2.3	is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who may lawfully do so; or

4.2.4	is developed by the Receiving Party independently of Information received from the Disclosing Party, as documented by the receiving Party’s business records.

4.3	Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Information belonging to the Disclosing Party in the following instances:

4.3.1	if disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct Clinical Trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations in a manner consistent with rights granted under this Agreement;

4.3.2

if deemed necessary by Arvinas to be disclosed to (i) its Affiliates, agent(s), consultant(s), or other Third Parties for the conduct of the Research Program in accordance with the terms of this Agreement, (ii) to Yale University in connection with Arvinas’ obligations and rights under the Yale Agreement, or (iii) as reasonably appropriate in connection with the exercise of the rights granted hereunder with respect to Arvinas Technology Improvements or Joint Information and Inventions, or if deemed necessary by Pfizer to be disclosed to its Related Parties, Affiliates, agent(s), consultant(s), or other Third Parties for the Development, Manufacturing Commercialization or use of Compound or Product (or for such entities to determine their interest in performing such activities) in accordance with the terms of this Agreement, in all cases on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than [**] and that the Receiving Party shall remain responsible for any failure by any Person who receives Information pursuant to this Article 4 to treat such Information as required under this Article 4;

4.3.3	if deemed necessary by counsel to the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by, or are bound by ethical rules to comply with, the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than [**];

4.3.4	prosecuting or defending litigation; or

4.3.5	subject to Sections 4.4 and 4.5, complying with applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party. Information that is disclosed in accordance with this Section 4.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4 except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

4.4	Required Disclosure. Where reasonably possible and subject to Section 4.5, if a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Article 4, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. The Party disclosing Information of the other Party pursuant to applicable Laws or court order shall take reasonable steps, including obtaining an order of confidentiality if possible, to ensure the continued confidential treatment of such Information. The Receiving Party shall furnish only that portion of the Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained. Information that is disclosed in accordance with this Section 4.4 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4 except to the extent that such permitted disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

4.5

Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission, or the securities regulators of any state or other jurisdiction, a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Laws, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than [**] prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential, and shall only disclose Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 4.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder in accordance with this Section or the disclosure has otherwise been approved by the other Party.

4.6	Terms of Agreement. The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Section 4.5 or 4.8 shall be considered Information of both Parties. Either Party may disclose such terms to a bona fide investor, investment banker, acquiror, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential.

4.7	Publication.

4.7.1	By Arvinas. Arvinas shall have no right to publish any results of the Research Program without the prior written consent of Pfizer, provided that no such consent shall be required with respect to any publication of Arvinas Technology Improvements that does not include any Information of Pfizer. Pfizer acknowledges Arvinas’ desire to use genericized results included within the Arvinas Information and Inventions to promote interest in and use of the Arvinas Technology and will discuss in good faith the possible permitted disclosure of such information.

4.7.2	By Pfizer. Pfizer shall have the right to make publications relating to the Research Program, Compounds and Products solely to the extent relating to a Compound or Product for which Pfizer has exercised its Option hereunder, provided that Pfizer does not publish Arvinas Know-How relating to the Arvinas Technology or the Arvinas Technology Improvements without Arvinas’ prior consent, which shall not be unreasonably withheld or delayed. Once any such abstract or manuscript is accepted for publication, Pfizer shall use reasonable efforts to provide Arvinas with a copy of the final version of the manuscript or abstract.

4.7.3	General. For clarification, this Section 4.7 shall not apply with respect to the use and disclosure of Information as specifically provided for in other Sections of this Article 4 (i.e., a disclosure expressly permitted and made in accordance with another Section of this Article 4 shall not be subject to this Section 4.7). In addition, the Parties agree that it shall not be unreasonable for either Party to withhold its consent to any disclosure as provided above in order to ensure that there is sufficient opportunity to file patent applications on relevant Inventions in accordance with the provisions of Section 7.2 or 7.3 prior to any such disclosure.

4.8

Publicity/Use of Names. Neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except for those disclosures expressly authorized under this Article 4. Following execution of this Agreement, either Party may issue a press release announcing the existence of this Agreement in form and substance agreed to in writing by both Parties, such agreement to not be unreasonably withheld or delayed. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that Arvinas agrees that it shall be deemed reasonable for Pfizer to withhold its consent for the disclosure of any information related to a Target or a specific Compound or the amount of any payment made or to be made under this Agreement; and provided further that any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances or to the extent any such advance notice or notice period is not consistent with applicable Law, each Party shall provide the other with an advance copy of any such announcement at least [**] prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. In addition, except to the extent required by Laws in connection with patent enforcement activities conducted in accordance with Article 7, Pfizer shall not use the name “Yale” or “Yale University,” nor any variation or adaptation thereof, nor any trademark, trade name or other designation owned by Yale University, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of Yale University in each instance, such consent to be granted or withheld by Yale University in its sole discretion, except that Pfizer may state that it has sublicensed from Yale University one or more of the patents or applications comprising the Yale Licensed Patents.

4.9	Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 4 by either Party or their employees, agents, officers or directors or any other Person acting in concert with it or on its behalf. Accordingly and notwithstanding Section 10.7, each Party shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 4.

ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS

5.1	Upfront Fee. In consideration for the Target Exclusivity granted by Arvinas pursuant to Section 2.10, Arvinas’ obligations hereunder, and the licenses granted herein under the Arvinas Patent Rights and Arvinas Know-How and Arvinas’ rights in the Joint Patent Rights, upon the terms and conditions contained herein, Pfizer shall pay Arvinas Twenty-Five Million Dollars (US$25,000,000), due and payable within [**] following Pfizer’s receipt of the invoice therefor but in no event prior to [**].

5.2	Additional Research Program Activities.

5.2.1	In the event that, following delivery of the relevant Deliverables as set forth in the Research Plan for a given Target and Stage, up to and including the Exploratory Phase Stage, Pfizer desires to have Arvinas pursue additional work before progressing to the next Stage or before exercising its Option, the Parties shall discuss in good faith such additional work and negotiate a revised Research Plan, including relevant Deliverables, and budget therefor (“Budget”). If the Parties agree on such amended Research Plan and Budget in writing and within the relevant Election Period (or Option Period with respect to Additional Work following the Exploratory Phase Stage), such agreement to not be unreasonably withheld by Arvinas if such Additional Work would occur prior to the Initiation of the Exploratory Phase Stage of the applicable Research Plan, Arvinas shall be obligated to perform such additional work (“Additional Work”), and Pfizer shall pay for such activities in accordance with the relevant Budget and mutually agreed payment terms.

5.2.2	In the event that, following completion of the [**], and any related Additional Work agreed pursuant to Section 5.2.1 for a given Target, Pfizer desires to have Arvinas pursue additional work as part of the Research Program with respect to such Target and involving work related to lead optimization (“Lead Optimization Efforts”), whether such activities are to occur before or after exercising the relevant Option, the Parties shall upon request of Pfizer discuss in good faith such additional work and negotiate a revised Research Plan, including relevant Deliverables and Budget. If the Parties agree on such amended Research Plan and Budget in writing and within the relevant Option Period, Arvinas shall be obligated to perform such additional work as an Additional Stage under the Research Program, and Pfizer shall pay for such activities in accordance with the relevant Budget and mutually agreed payment terms.

5.3	Option Payment. For each Target (including for clarity each Initial Target and each Substitute Target, as applicable), in the event Pfizer exercises its Option with respect to such Target in accordance with the provisions of Section 3.2, Pfizer shall pay to Arvinas upon Option Exercise (i) [**] if such Option Exercise occurs before [**] for such Target, including if such Option Exercise occurs and no such Lead Optimization Efforts are to be conducted hereunder, or (ii) [**] Dollars (US$[**]) if such Option Exercise occurs after [**] for such Target. Payment for any such amount shall be made within [**] of Pfizer’s receipt of a corresponding invoice from Arvinas that is issued in accordance with Section 5.8.

5.4	Milestone Payments. For each Target (including for clarity each Initial Target and each Substitute Target, as applicable), subject to the terms and conditions of this Agreement, Pfizer shall pay to Arvinas the following milestone payments if and when achieved for such Target. Such milestone payments shall be payable by Pfizer to Arvinas, one time only per Target, after the first achievement of each of the specified milestone events by Arvinas or by Pfizer or its Related Parties, as applicable, for each relevant Target and related Compound or Product, as applicable, to reach the specified milestone event. In connection with Sections 5.4.4 through 5.4.9 below, Pfizer shall provide written notice to Arvinas of the achievement of each such milestone event within [**] of achievement thereof, indicating the relevant Product and Target. In connection with Sections 5.4.10 through 5.4.12 below, Pfizer shall provide written notice to Arvinas of the achievement of each such milestone event within [**] of the close of the relevant Pfizer Quarter in which such event occurred, indicating the relevant Product and Target. Payment for any such amount shall be made within [**] of Pfizer’s receipt of a corresponding invoice from Arvinas that is issued in accordance with Section 5.8.

[**]

Each of the foregoing milestone payments shall be payable only once per Target, upon the initial achievement of such milestone with respect to such Target, and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestone with respect to such Target. Upon achievement of any milestone 5.4.5 or 5.4.6 and any of milestones 5.4.7, 5.4.8 or 5.4.9 for a Target without payment of any of the prior milestones 5.4.4 through 5.4.6 for such Target, such prior milestone payment(s) shall also become due if not already paid.

5.5	Royalties.

5.5.1	Royalties Payable by Pfizer. Subject to the terms and conditions of this Agreement, Pfizer shall pay Arvinas royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.5. The Parties acknowledge that the royalty rates set forth below have been agreed with a Product for human use in mind and agree that in the event that Pfizer develops a Product that is sold for animal use, they will discuss in good faith a reduction of these royalty rates for such Products when sold for such use.

(a)	Patent Royalties. Pfizer shall pay Arvinas royalties in an amount equal to the following percentage of Net Sales of the relevant Product by Pfizer or its Related Parties in the applicable Pfizer Year of the applicable Royalty Period, provided that the sale of such Product is Covered by a Valid Patent Claim in the country of sale:

(i)	[**] percent ([**]%) of Net Sales in the Territory in each Pfizer Year up to and including [**] Dollars (US$[**]);

(ii)	[**] percent ([**]%) of Net Sales in the Territory in each Pfizer Year for the portion of Net Sales exceeding [**] Dollars (US$[**]) up to and including [**] Dollars (US$[**]); and

(iii)	[**] percent ([**]%) of Net Sales in the Territory in each Pfizer Year for the portion of Net Sales exceeding [**] Dollars (US$[**]).

(b)	Know-How Royalty. In countries in which the sale of the relevant Product by Pfizer or its Related Parties is not Covered by a Valid Patent Claim in the country of sale, Pfizer shall pay Arvinas royalties as a percentage of Net Sales of the relevant Product by Pfizer or its Related Parties in the applicable Pfizer Year of the applicable Royalty Period at royalty rates that shall be set at [**] percent ([**]%) of the royalty rate applicable at the relevant time determined according to 5.5.1(a)(i) through (iii).

(c)	Royalty Period. For clarity, royalty tiers pursuant to Section 5.5.1(a) shall be calculated based on aggregate Net Sales of each Product in the applicable Pfizer Year of the applicable Royalty Period. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim; or (ii) a period of [**] after First Commercial Sale of such Product in such country (the “Royalty Period”). Upon expiration of the Royalty Period with respect to any Product in any country, subject to fulfillment or all relevant royalty obligations hereunder. Pfizer shall have a fully paid-up, perpetual and irrevocable right to continue to make, use and sell such Product in such country.

(d)	Conditions. All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that no royalties shall be due upon the sale or other transfer among Pfizer or its Related Parties, but in such cases the royalty shall be due and calculated upon Pfizer’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Products by Pfizer or its Related Parties for use in a Clinical Trial; and

(iv)	no royalties shall accrue on the disposition of Products in reasonable quantities by Pfizer or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.5.2	Royalty Reductions.

(a)	Compulsory Licenses. If a compulsory license is required to be granted by Pfizer to a Third Party with respect to any Product in any country in the Territory with a royalty rate payable to Pfizer with respect to sales of such Product that is lower than the effective royalty rate for such Product provided by Section 5.5.1, then the royalty rate to be paid by Pfizer on Net Sales in that country under Section 5.5.1 with respect to such Product shall be reduced to the rate paid by the compulsory licensee to Pfizer with respect to such Product.

(b)	Third Party Licenses. In the event that one or more patent licenses from other Third Parties are required, or reasonably deemed necessary or useful, by, Pfizer or its Related Parties, as determined by Pfizer or its Related Parties in their sole discretion, in order to use or practice the Arvinas Technology or any Arvinas Technology Improvement to Develop, Manufacture, Commercialize, use or otherwise exploit any Compound or Product as permitted hereunder (hereinafter “Third Party Patent Licenses”), [**] percent ([**]%) of the consideration actually paid under such Third Party Patent Licenses by Pfizer or its Related Parties with respect to any such Compound or Product in a country with respect to any Pfizer Quarter shall be creditable against the royalty payments due Arvinas by Pfizer with respect to the sale of such Compound or Product in such country with respect to such Pfizer Quarter; provided, however, that in no event shall the rate of the royalties payable by Pfizer to Arvinas in accordance with Section 5.5.1 with respect to the sale of Compound or Product in a particular country be reduced pursuant to this Section 5.5.1(b) below [**] percent ([**]%).

(c)	Limits. Notwithstanding any other provision of this Agreement, in no event shall the rate of the royalties payable by Pfizer to Arvinas in accordance with this Agreement with respect to the sale of any Compound or Product in a particular country during the Royalty Period be reduced below [**] percent.

5.6	No Adjustment for Arvinas Third Party Agreements. Arvinas shall be solely responsible for (i) all obligations (including any royalty, milestones or other obligations that relate to the Arvinas Know-How, Arvinas Patent Rights, Arvinas Technology or Arvinas Technology Improvements) under its agreements with Third Parties that are in effect as of the Effective Date or any agreement that Arvinas may enter into during the Term and (ii) all payments to inventors of Arvinas Know-How, Arvinas Patent Rights, Arvinas Technology or Arvinas Technology Improvements, including payments under inventorship compensation laws.

5.7	Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Pfizer shall furnish to Arvinas a quarterly written report for each Pfizer Quarter showing, by Product and by country, the Net Sales of each Products subject to royalty payments sold by Pfizer and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the [**] following the end of each Pfizer Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Reports of any relevant withholding taxes shall be made in accordance with Section 5.11.

5.8	Invoicing; Method of Payment. Invoices must include the appropriate Pfizer Purchase Order (PO) number, reference to this Agreement and type of payment due, itemized description of work completed if applicable, amount owed, and name and address to which the payment is to be sent. All invoices shall be clearly marked “INVOICE” and delivered by email to [**] with a copy to [**]. Should Pfizer dispute in good faith the nature or basis of any charges contained in any invoice submitted by Arvinas hereunder, Pfizer shall promptly provide written notice to Arvinas setting forth the reason for the dispute, which the Parties shall attempt to resolve in good faith in accordance with Section 10.7. The obligation to make payment of any amount disputed in good faith as set forth above shall be suspended until the Parties resolve such dispute, provided that such good faith resolution efforts are continuing. Payment by Pfizer shall not result in a waiver of any of its rights under this Agreement. Each payment hereunder shall be made by electronic transfer in immediately available funds via either back wire transfer, an ACH (automated clearing house) mechanism or any other means of electronic funds transfer, at Pfizer’s election, to the bank account as set forth below or as designated by Arvinas in writing to Pfizer at least [**] before the payment is due:

Bank Name:	[**]
Beneficiary Account Number:	[**]
Beneficiary Account Name:	[**]
International SWIFT BIC:	[**]
ABA/Routing Number:	[**]

5.9	Audits.

5.9.1

Pfizer shall keep, and shall require its Related Parties to keep, complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined. Upon [**] written request of Arvinas and not more than [**], Pfizer and its Related Parties shall permit an independent certified public accounting firm of nationally recognized standing selected by Arvinas and reasonably acceptable to Pfizer, at Arvinas’ expense, to have access during normal business hours to such of the records of Pfizer and its Related Parties as may be reasonably necessary to verify the accuracy of the reports and notices under this Article 5 for any Calendar Year ending not more than [**] prior to the date of such request. The accounting firm shall disclose to Arvinas only whether the reports are correct or incorrect, and whether any milestone event notifications have not been properly made, and the amount of any discrepancy. No other information shall be provided to Arvinas.

5.9.2	If such accounting firm correctly identifies a discrepancy made during such period, Pfizer shall pay to Arvinas the amount of any underpayment discrepancy within [**] of the date Arvinas delivers to Pfizer such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Arvinas; provided, however, that if such audit uncovers an underpayment of royalties by Pfizer that exceeds [**] percent ([**]%) of the total royalties owed for the relevant period, then the fees of such accounting firm shall be paid by Pfizer. If such accounting firm concludes that Pfizer overpaid royalties to Arvinas, then Arvinas will refund such overpayments to Pfizer, within [**] of the date Arvinas receives such accountant’s report or, if such overpayment is more than [**] dollars, then Arvinas and Pfizer shall mutually agree on mechanism for such refund, which mechanism may include a credit against any future payment by Pfizer to Arvinas or a repayment schedule.

5.9.3	Pfizer shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Pfizer, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Arvinas’ independent accountant to the same extent required of Pfizer under this Agreement.

5.9.4	Upon the expiration of [**] following the end of any Pfizer Year, the calculation of royalties payable with respect to such Pfizer Year shall be binding and conclusive upon Arvinas, and Pfizer and its Related Parties shall be released from any liability or accountability with respect to royalties for such Pfizer Year.

5.9.5	Arvinas shall treat all financial information subject to review under this Section 5.9 or under any relevant sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Pfizer or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.10	Payment Exchange Rate. All payments to be made by Pfizer to Arvinas under this Agreement shall be made in United States dollars and may be paid by check made to the order of Arvinas or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Arvinas from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Arvinas shall be made at the monthly rate of exchange utilized by Pfizer in its worldwide accounting system.

5.11	Taxes. Arvinas shall be liable for any and all taxes, duties and other levies applied by a government of any country of the Territory on those payments that are made by Pfizer to Arvinas under this Agreement.

5.11.1	Withholding Taxes. In the event that any payments due to Arvinas are subject to withholding tax required by applicable Law to be paid to the taxing authority of any foreign country, Pfizer may deduct the amount of such tax from the applicable payment otherwise payable to Arvinas. In such event, Pfizer shall, on a timely basis, notify Arvinas of such obligation, pay the taxes to the proper taxing authority and send evidence of the obligation together with proof of payment thereof to Arvinas following that payment.

5.11.2	Value Added Tax (“VAT”). It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, the party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable.

Notwithstanding anything in this Agreement to the contrary, (i) if an action (including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with applicable Laws or filing or record retention requirements) by either Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, (ii) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable law.

5.12	Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes. The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The payee shall use reasonable efforts to provide any such tax forms to the Party making the payment at least [**] prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

5.13	Blocked Currency. If by applicable Law or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, royalties accrued in that country shall be paid to Arvinas in the country in local currency by deposit in a local bank designated by Arvinas, unless the Parties otherwise agree.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that, as of the Effective Date:

6.1.1	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

6.1.2	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

6.1.3	this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms; and

6.1.4	the execution, delivery and performance of this agreement by such Party and its compliance with the provisions hereof does not and will not conflict with or result in any breach or default under any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2	Arvinas Representations and Warranties. Arvinas represents and warrants to Pfizer that, as of the Effective Date:

6.2.1	Schedule 1.10 sets forth a true and complete list of all Arvinas Patent Rights Controlled by Arvinas or any of its Affiliates that relate to the Arvinas Technology;

6.2.2	to Arvinas’ knowledge, [**] the Arvinas Patent Rights exist and are not invalid or unenforceable, in whole or in part and, as of the Effective Date, no Third Party (a) is infringing any Arvinas Patent Right or (b) has challenged or threatened to challenge the inventorship, ownership, Arvinas’ right to use, scope, validity or enforceability of any Arvinas Patent Right (including by way of example, through the institution of interference, derivation, post-grant review, opposition, nullity or similar invalidity proceeding before the United States Patent and Trademark Office or any analogous foreign governmental authority);

6.2.3	it has the full right, power and authority to grant the licenses granted under Article 3 and it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Arvinas Patent Rights or Arvinas Know-How in any manner that conflicts with the rights granted to Pfizer hereunder;

6.2.4	it has complied with all applicable Laws, including any disclosure requirements, in connection with filing, prosecution and maintenance of the Arvinas Patent Rights;

6.2.5	it has obtained from all inventors of Arvinas Patent Rights and Arvinas Know-How owned by Arvinas, existing as of the Effective Date, valid and enforceable agreements assigning to Arvinas each such inventor’s right title and interest in and to all such Arvinas Patent Rights and Arvinas Know-How;

6.2.6	to Arvinas’ knowledge, it is the sole and exclusive owner or licensee (from its licensor) of the Arvinas Patent Rights and Arvinas Know-How, all of which are (and shall be, in the case of Arvinas Information and Inventions) free and clear of any liens, charges and encumbrances, except for liens, charges and encumbrances imposed under that certain (a) Loan Agreement by Connecticut Innovations, Incorporated (“CII”) and Arvinas dated as of August 20, 2013 and that certain Security Agreement between CII and Arvinas dated as of August 20, 2013 that was entered into in connection with such Loan Agreement and (b) Assistance Agreement by and between the State of Connecticut acting by the Department of Economic and Community Development (the “DECD”) and Arvinas dated January 24, 2014 and that certain Security Agreement by and between Arvinas and the DECD dated as of January 24, 2014 that was entered into in connection with such Assistance Agreement;

6.2.7	to Arvinas’ knowledge, the exercise of the licenses granted to Pfizer under the Arvinas Patent Rights and Arvinas Know-How, including the Development, Manufacture, use, and Commercialization of Compounds and Products, will not interfere with or infringe any intellectual property rights owned or possessed by any Third Party; and

6.2.8	there are no (a) claims, demands, suits, proceedings, arbitrations, inquiries, investigations or other legal actions of any nature, civil, criminal, regulatory or otherwise, pending or to the best knowledge of Arvinas, threatened against Arvinas or (b) judgments or settlements against or owed by Arvinas, for (a) and (b), relating to the Arvinas Patent Rights and Arvinas Know-How.

ARTICLE 7 PATENT PROVISIONS

7.1	Inventorship and Ownership. The Parties agree that the United States federal patent law on inventorship shall determine the inventorship of any invention and the names of the inventors on any patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement. Ownership of Inventions made in the course of performance of this Agreement shall be as set forth in Section 2.7 and this Section 7.1 below.

7.1.1	Arvinas Technology. Arvinas shall own (or control through licenses from Third Parties) all Arvinas Technology existing as of the Effective Date, and all other Patent Rights and Technology of Arvinas, whether existing as of the Effective Date or identified or developed during the term of this Agreement or thereafter, that are developed independently by Arvinas outside the scope of the Research Program, even if used to support the aims of the Research Program (e.g., generation of new connectors). Nothing in this Agreement shall be deemed to grant Pfizer any rights to own, use or access any Arvinas Technology or other Patent Rights or Technology of Arvinas other than as expressly provided herein.

7.1.2	Arvinas Technology Improvements. As provided in Section 2.7.4, but subject to the exception set forth in Section 7.2.2(e), Arvinas shall solely own all Arvinas Technology Improvements and shall own all Patent Rights filed thereon. Nothing in this Agreement shall be deemed to grant Pfizer any rights to own, use or access any Arvinas Technology Improvements or related Patent Rights other than as expressly provided herein. Arvinas’ rights to use Arvinas Technology Improvements shall be subject to Sections 2.10, 3.1.5 and 7.2.2(e) and any licenses expressly granted to Pfizer pursuant to Article 3.

7.1.3	Pfizer Technology. Pfizer shall own (or control through licenses from Third Parties) all Pfizer Technology existing as of the Effective Date, and all other Patent Rights and Technology of Pfizer, whether existing as of the Effective Date or identified or developed during the term of this Agreement or thereafter, that are developed independently by Pfizer outside the scope of the Research Program, even if used to support the aims of the Research Program. Nothing in this Agreement shall be deemed to grant Arvinas any rights to own, use or access any Pfizer Technology or other Patent Rights or Technology of Pfizer other than as expressly provided herein.

7.1.4	Pfizer Compounds. With respect to Pfizer Compounds within Pfizer Technology and other Pfizer Compounds that are derivatives, modifications or improvements thereof made by or on behalf of either Party in the course of performance of the Research Program [**], Pfizer shall retain all right, title and interest in and to such Pfizer Compounds subject to the terms of Section 3.1.9 with respect to any derivative, modification of or improvement to Pfizer Compounds solely invented by Arvinas. Nothing in this Agreement shall be deemed to grant Arvinas any rights to own, use or access any Pfizer Compounds other than as expressly provided herein.

7.1.5	Employee/Representative Assignments. Each Party shall maintain valid and enforceable agreements obligating all employees or representatives performing activities under or contemplated by this Agreement, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee or representative is providing his/her services. Each Party agrees to execute such documents, render such assistance, and take such other action as the other Party may reasonably request, to apply for, register, perfect, confirm, and protect the other Party’s rights in any Technology arising in the course of performance of this Agreement to be owned by the other Party pursuant to this Section 7.1.

7.2	Filing, Prosecution and Maintenance of Patents.

7.2.1	Filing, Prosecution and Maintenance of Patent Rights claiming Arvinas Technology and Arvinas Technology Improvements. As between Pfizer and Arvinas, Arvinas shall be responsible for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Patent Rights claiming Arvinas Technology or Arvinas Technology Improvements, and Arvinas shall be responsible for all costs incurred by Arvinas with respect to such preparation, filing, prosecution and maintenance. Arvinas shall appropriately consult with Pfizer with respect to any such filing, prosecution or maintenance to the extent relevant to Compounds or Products exclusively licensed by Pfizer under this Agreement.

7.2.2	Filing, Prosecution and Maintenance of Patent Rights claiming Other Research Program Inventions.

(a)

Arvinas Information and Inventions. Arvinas shall consult with Pfizer on the patent filing strategy for Arvinas Information and Inventions as reasonably requested by Pfizer so that Pfizer has the opportunity to coordinate its filing strategy for Pfizer Information and Inventions and Joint Information and Inventions. Arvinas agrees to file, prosecute or have prosecuted and maintain Patent Rights in the Territory claiming Arvinas Information and Inventions, including Compounds or Products following Pfizer’s Option Exercise, (“Arvinas

Program Patent Rights”), at its own expense, following consultation with Pfizer as described above. If Arvinas elects not to file Arvinas Program Patent Rights in any country in the Territory or elects to file such patent applications in some but not all countries in the Territory, Arvinas shall notify Pfizer and Pfizer shall have the right to file such patent applications within Arvinas Program Patent Rights in any or all countries in the Territory in which Arvinas has elected not to file such patent applications in Arvinas’ name and at Pfizer’s expense, subject to Section 7.2.2(c).

(b)	Joint Information and Inventions. With respect to Joint Information and Inventions, Pfizer shall have the first right to file, control prosecution of and maintain patent applications within the Joint Patent Rights in the joint names of the Parties, at its own expense. Pfizer may elect not to file, prosecute or maintain any such patent applications in any country in the Territory and if so, Pfizer shall notify Arvinas and Arvinas shall have the right to file, prosecute and maintain such patent applications in the joint names of the Parties, at Arvinas’ own expense in any or all countries in the Territory in which Pfizer has elected not to file, prosecute or maintain such patent applications, subject to Section 7.2.2(c).

(c)	Consultation. In each case with respect to Arvinas Program Patent Rights and Joint Patent Rights, the filing or prosecuting Party, as relevant (“Filing Party”) shall give the other Party an opportunity to review the text of any application before filing, shall consult with the non-Filing Party with respect thereto, and shall supply the non-Filing Party with a copy of the application as filed, together with notice of its filing date and serial number. The Filing Party shall keep the non-Filing Party advised of the status of the actual and prospective patent filings and, upon the non-Filing Party’s request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. The Filing Party shall regularly provide the other Party with copies of all material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the non-Filing Party. The Filing Party will provide the non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of patent applications, amendments, submissions or responses, and the advice and suggestions of the non-Filing Party and its patent counsel shall be taken into consideration in good faith by the Filing Party and its patent counsel. Each Filing Party shall pursue in good faith all reasonable claims and arguments requested by the non-Filing Party in the prosecution of any Arvinas Program Patent Rights or Joint Patent Rights. Each Party agrees to execute and deliver, at the reasonable request and sole expense of the Filing Party all papers, instruments and assignments, and to perform any other reasonable acts as the Filing Party may require, in order for such Party to pursue relevant patent applications in accordance with this Section 7.2.2. Each Party shall promptly give notice to the other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which such Party is responsible under this Section 7.2.2 for filing, prosecution and maintenance. With respect to all filings hereunder, the Filing Party (as of the relevant time such cost or expense is incurred) shall be responsible for payment of all costs and expenses related to such filings.

(d)	Option of Pfizer to Prosecute and Maintain Arvinas Program Patent Rights. Arvinas shall give notice to Pfizer of any desire to cease prosecution or maintenance of any of the Arvinas Program Patent Rights in any country in the Territory and, in such case, shall permit Pfizer, in its sole discretion, to continue prosecution or maintenance of such Arvinas Program Patent Rights in any or all countries in the Territory in which Arvinas has elected not to prosecute or maintain such patent applications at Pfizer’s own expense and in the name of Arvinas, subject to Section 7.2.2(c).

(e)	Procedures. Notwithstanding any other provision hereof, each Party shall use all reasonable efforts to, in activities conducted in accordance with this Section 7.2, file Patent Rights claiming Inventions in such a manner as to ensure that Compounds and uses of Compounds are not claimed in the same patent applications as those claiming either Inventions within Arvinas Technology Improvements or Inventions that are applicable to PROTACs in general. In the event that either Party reasonably believes that it cannot file such claims in separate filings, such Party shall consult with the other Party regarding such matter and cooperate in good faith with such other Party to effect a solution regarding ownership of and rights to any relevant Patent Rights claiming such mixed Inventions consistent with the intent of the other relevant provisions of this Agreement. In situations where, subject to compliance with the foregoing requirements, a patent application of mixed Inventions claims Arvinas Technology Improvements and other Inventions, and Pfizer is the sole owner or joint owner of such other Inventions claimed in such application (a “Mixed Application”), the Parties shall jointly own any such Mixed Application. Pfizer hereby grants to Arvinas an exclusive (even as to Pfizer but subject to the rights expressly granted to Pfizer in Section 3.1), worldwide, perpetual, fully-paid license, with the right to sublicense, under such Mixed Applications to practice any Arvinas Technology Improvements specifically or generically claimed therein for Arvinas’ internal programs or in connection with programs conducted by or on behalf of Third Parties who license Arvinas’ protein degradation technology, but in all cases not with respect to any Target that is included under an exclusive license granted under this Agreement at the relevant time. For clarity, such license is exclusive only with respect to Arvinas Technology Improvements. Arvinas hereby grants to Pfizer an exclusive (even as to Arvinas), worldwide, perpetual, fully-paid license, with the right to sublicense, under such Mixed Applications to practice any Inventions specifically or generically claimed therein that are Pfizer Information and Inventions and the Parties shall have rights as provided in Section 2.7 with respect to all Joint Information and Inventions claimed or Covered therein. Filing, prosecution, enforcement and defense of any such Mixed Applications shall be performed in accordance with Sections 7.2.2(b) and 7.5 as for Joint Information and Inventions and Joint Patent Rights.

(f)	Reallocation of Responsibilities. Upon request of Pfizer, the Parties shall negotiate in good faith an amendment to this Agreement and this Article 7 allowing Pfizer to have first right to control, at Pfizer’s expense, the filing, prosecution, maintenance, enforcement and defense of Arvinas Program Patent Rights to the extent specifically or generically claiming Compounds or Products exclusively licensed to Pfizer hereunder.

7.3	Pfizer Patent Rights. Pfizer shall have the exclusive right, at its sole expense, to file, prosecute and maintain any and all Pfizer Patent Rights. Pfizer shall also have the sole and exclusive right to enforce and defend the Pfizer Patent Rights, including without limitation any interference, opposition, reissue or reexamination proceeding relating to Pfizer Patent Rights and any infringement of Pfizer Patent Rights.

7.4	Interference, Opposition, Reexamination and Reissue.

7.4.1	Arvinas shall, within [**] of any of its executive officers learning of such event, inform Pfizer of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Arvinas Patent Rights which cover the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder or Joint Patent Rights. Pfizer shall, within [**] of any of its executive officers learning of such event, inform Arvinas of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Arvinas Patent Rights which cover the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder or Joint Patent Rights. Pfizer and Arvinas shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Pfizer shall have the right to review and approve any submission to be made in connection with such proceeding.

7.4.2	Arvinas shall not initiate any reexamination, interference or reissue proceeding relating to Arvinas Patent Rights covering the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder or Joint Patent Rights without the prior written consent of Pfizer, which consent shall not be unreasonably withheld or delayed. Pfizer shall not initiate any reexamination, interference or reissue proceeding relating to Arvinas Patent Rights covering the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder or Joint Patent Rights without the prior written consent of Arvinas, which consent shall not be unreasonably withheld or delayed.

7.4.3	In connection with any interference, opposition, reissue, or reexamination proceeding relating to Arvinas Patent Rights or Joint Patent Rights, Pfizer and Arvinas will cooperate fully and will provide each other with any information or assistance that either may reasonably request. For Arvinas Patent Rights covering the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder or Joint Patent Rights, the responsible Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by applicable Laws, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.4.4	Arvinas shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Arvinas Patent Rights that Arvinas elected to prosecute and maintain. Pfizer shall control and bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Pfizer Patent Rights or Joint Patent Rights that Pfizer elected to prosecute and maintain.

7.4.5	Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such action, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.5	Enforcement and Defense.

7.5.1	Each Party shall give the other Party notice of either (i) any infringement of Arvinas Patent Rights or Joint Patent Rights, or (ii) any misappropriation or misuse of Arvinas Know-How, in each case that is reasonably relevant to the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder and that comes to such Party’s attention. Pfizer and Arvinas shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Pfizer and Arvinas, to terminate any such infringement of Arvinas Patent Rights or Joint Patent Rights or any misappropriation or misuse of Arvinas Know-How, subject to the provisions set forth below.

7.5.2	Except as provided under Section 7.6 or any mutually agreed amendment made in accordance with Section 7.2.2(f), Arvinas, upon notice to Pfizer, shall have the first right to initiate and prosecute any such legal action at its own expense, or to control the defense of any declaratory judgment action, relating to Arvinas Patent Rights or Arvinas Know-How. Pfizer shall have the right to join any such action initiated by Arvinas to the extent permissible by law. With respect to any such legal action regarding an infringement of any Arvinas Patent Right that directly impacts any exclusive rights of Pfizer hereunder regarding any Compound or Product, if Arvinas does not initiate any such legal action, at least [**] prior to the deadline for bringing an action without resulting loss of rights, of any written request by Pfizer for Arvinas to do so following consultation in accordance with Section 7.5.1, Pfizer shall have the right, but shall not be obligated, to bring an infringement action with respect to such infringement solely to the extent directly related to Pfizer’s exclusive rights hereunder (i.e., not related to any PROTACs directed to any target other than a Target) at its own expense, and under its own direction and control, or settle any such action, proceeding or dispute by license, subject to the following. Arvinas shall have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Pfizer shall retain overall responsibility for the prosecution of such suit or proceedings in such event. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of an Arvinas Patent Right, or which could be reasonably expected to have a material adverse financial impact on Arvinas, may be entered into by Pfizer without the prior written consent of Arvinas, which consent shall not be unreasonably withheld, delayed or conditioned.

7.5.3	Pfizer, upon notice to Arvinas, shall have the first right to initiate and prosecute any legal action at its own expense and in the name of Arvinas and Pfizer, or to control the defense of any declaratory judgment action, relating to Joint Patent Rights. Pfizer shall promptly inform Arvinas if it elects not to exercise such first right and Arvinas shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action. Each Party shall have the right to be represented by counsel of its own choice. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Joint Patent Right, or which could reasonably be expected to have a material adverse financial impact on the other Party, may be entered into by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

7.5.4	For any action to terminate any infringement of Arvinas Patent Rights or Joint Patent Rights, or any misappropriation or misuse of Arvinas Know-How, in the event that a Party is unable to initiate or prosecute any such action permitted hereunder solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for such Party to initiate litigation to prosecute and maintain such action. If Yale University is required to join as a party in such action, Arvinas shall use all reasonable efforts to cause Yale University to join and provide reasonable assistance. In connection with any action brought hereunder, Pfizer and Arvinas will cooperate fully and will provide each other with any information or assistance that either may reasonably request. The requesting Party shall reimburse the other Party for the documented external costs the other Party reasonably incurs in providing any such assistance as specifically requested in writing. Each Party shall keep the other informed of developments in any action or proceeding, hereunder including, to the extent permissible by applicable Laws, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.5.5	If either Party brings an action or proceeding under this Section 7.5 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 7.5.

7.5.6	In the event that either Party exercises the rights conferred in this Section 7.5 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. Except as otherwise provided in this Section 7.5, each Party will bear its own expenses with respect to any suit or other proceeding against an infringer. If such recovery is insufficient to cover all out-of-pocket costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be divided as follows: (i) as to ordinary damages based on lost sales or profit, a) if Pfizer is the Party bringing suit or bears [**] of the out-of-pocket costs and expenses of Arvinas in such action, or if Arvinas is the Party bringing suit but Pfizer has agreed as of the initiation of such action to bear [**] percent ([**]%) of the out-of-pocket costs and expenses incurred by Arvinas in connection therewith, Pfizer shall retain such funds and Arvinas shall receive payment equivalent to royalty payments that would have been due to Arvinas under this Agreement had the infringing sales that Pfizer lost to the infringer been made by Pfizer, c) and if Arvinas is the Party bringing suit and Pfizer has not agreed as of the initiation of such action to bear [**] percent ([**]%) of the out-of-pocket costs and expenses incurred by Arvinas in connection therewith, Arvinas shall retain [**] percent ([**]%) of such funds and provide [**] percent ([**]%) thereof to Pfizer, and (ii) as to special or punitive damages, the Parties shall collect in proportion to the ordinary damages received, provided that Arvinas shall in any event receive at least [**] percent ([**]%) thereof.

7.5.7	[**].

7.5.8	[**]

7.6	Patent Certification and Enforcement and Defense against Generic Applicant. Arvinas shall inform Pfizer of any certification reasonably relevant to the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder regarding any Arvinas Patent Rights or Joint Patent Rights that it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Pfizer with a copy of such certification within [**] of receipt. Pfizer shall inform Arvinas of any certification reasonably relevant to the Development or Commercialization of any Compound or Product exclusively licensed by Pfizer hereunder regarding any Arvinas Patent Rights or Joint Patent Rights that it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Arvinas with a copy of such certification within [**] of receipt. For countries in which there is no patent certification procedure or similar provision, each Party shall promptly give the other party notice of any Generic registration, marketing approval or launch activity relating to any Product exclusively licensed by Pfizer hereunder regarding any Arvinas Patent Rights or Joint Patent Rights. Arvinas’ and Pfizer’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or activity or any recovery obtained as a result of such legal action shall be as defined in Section 7.5; provided, however, that with respect to Arvinas Patent Rights, Pfizer shall have the first right to initiate and prosecute any such action, at its own expense, and shall inform Arvinas of such decision within [**] of the notification or Pfizer’s receipt of the certification, after which time Arvinas shall have the right to initiate and prosecute such action, at its own expense. With respect to Joint Patent Rights, Pfizer shall have the first right to initiate, prosecute and control any action, at its own expense, and shall inform Arvinas of such decision within [**] of the notification or Pfizer’s receipt of the certification, after which time Arvinas shall have the right to initiate and prosecute such action, at its own expense. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification or activity, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.7	Patent Term Restoration and Extension. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the provisions of 35 U.S.C. 102(c) under the Leahy-Smith America Invents Act for US patents and patent applications, as well as any and all patent extension provisions outside of the USA. The Parties shall cooperate with each other, including by providing necessary information and assistance as the other Party may reasonably request, in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Arvinas Patent Rights or Joint Patent Rights. In the event that elections with respect to obtaining such patent term extensions are to be made with respect to any Patent Right claiming an Invention that specifically claims Compounds or Products subject to an exclusive license granted to Pfizer hereunder, Pfizer shall have the right to make the election and Arvinas agrees to abide by such election.

7.8	[**]

7.9	[**]

7.10	[**]

ARTICLE 8 TERM AND TERMINATION

8.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3, this Agreement shall continue in full force and effect until one or more Products has received Marketing Authorization and, thereafter, until expiration of all royalty obligations hereunder.

8.2	Termination by Pfizer. Notwithstanding anything contained herein to the contrary, Pfizer shall have the right to terminate this Agreement, either in its entirety or in relation to any Target and relevant Compounds and Products under this Agreement, at any time for any or no reason in its sole discretion by giving sixty (60) days’ advance written notice to Arvinas.

8.3	Termination for Cause.

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)	upon written notice by a Party if the other Party is in breach of its material obligations hereunder and has not cured such breach within [**] after notice requesting cure of the breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [**] following such notice); provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the relevant cure period shall be tolled until such time as such dispute is resolved pursuant to Section 10.7; or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof.

(c)	Notwithstanding the foregoing, any termination of this Agreement by Pfizer pursuant to Section 8.3.1(a) shall apply to this Agreement in its entirety, or be limited in force and effect to the Target to which such material breach relates, as Pfizer may elect in its sole discretion in writing at the time of termination, and any termination of this Agreement by Arvinas pursuant to Section 8.3.1(a) for breach of Sections 3.7, 5.3 or 5.4 shall be limited in force and effect to the Target (and related Compounds and Products) to which such material breach relates.

8.4	Effect of Termination.

8.4.1	Termination Pursuant to Section 8.2.

(a)	In the event of termination of this Agreement in its entirety by Pfizer under Section 8.2, the Research Program Term shall terminate and all rights and licenses granted by Arvinas to Pfizer under Article 3 shall be terminated and all relevant rights shall revert to Arvinas.

(b)	In the event of partial termination of this Agreement by Pfizer under Section 8.2 with respect to any Target, all rights and licenses granted by Arvinas to Pfizer under Article 3 with respect to the relevant Target and related Compounds and Products shall be terminated and all relevant rights shall revert to Arvinas, and any exclusivity pursuant to Section 2.10 with respect to the relevant Target shall terminate.

8.4.2	Termination Pursuant to Section 8.3.

(a)	In the event of partial termination of this Agreement by Arvinas under Section 8.3.1(a) with respect to any Target, all rights and licenses granted by Arvinas to Pfizer under Article 3 with respect to the relevant Target and related Compounds and Products shall terminate and any exclusivity pursuant to Section 2.10 with respect to the relevant Target shall terminate.

(b)	In the event of termination of this Agreement in its entirety by Arvinas pursuant to Section 8.3.1, the Research Program Term shall terminate, all rights and licenses granted by Arvinas to Pfizer pursuant to this Agreement shall terminate and any exclusivity pursuant to Section 2.10 shall terminate.

(c)	In the event of termination of this Agreement in its entirety by Pfizer pursuant to Section 8.3.1, the Research Program Term shall terminate, along with all rights and licenses granted by Arvinas to Pfizer pursuant to this Agreement, except as expressly provided in Section 3.2; provided, however, that, unless otherwise elected by Pfizer in a written notice to Arvinas, Pfizer shall, with respect to any Target for which the Option has been exercised and all relevant and undisputed payments that have accrued pursuant to Article 5 have been made as of the effective date of termination, retain its license under Section 3.1 with respect to the relevant Target, Compounds and Products in accordance with the terms of this Agreement, and associated payments accruing after the effective date of termination shall be owed and made in accordance with the terms of Article 5, provided that any payments that may become due and owing will be paid at [**] percent ([**]%) of the amounts set forth in Article 5.

(d)	In the event of partial termination of this Agreement by Pfizer pursuant to Section 8.3.1 with respect to any Target, the Research Program, along with all relevant rights and licenses granted by Arvinas to Pfizer pursuant to this Agreement, with respect to the relevant Target and related Compounds and Products shall terminate and any exclusivity pursuant to Section 2.10 shall terminate.

(e)	Upon termination of this Agreement by Pfizer pursuant to Section 8.2, or by Arvinas pursuant to Section 8.3.1, Pfizer and its Affiliates, sublicensees and distributors shall be entitled, during the [**] period immediately following the effective date of termination, to finish any work-in-progress and to sell any Product or Compound remaining in inventory, subject to compliance with the terms of this Agreement including those regarding the payment of royalties.

(f)	For clarity, any rights that have become fully paid and perpetual in accordance with Section 5.5.1(c) shall survive any termination of this Agreement.

(g)	No later than [**] after the effective date of any such termination, each Party shall return or cause to be returned to the other Party all Information of the other Party relevant to the terminated rights that is in tangible form and all copies thereof; provided, however, that each Party may retain any such Information to the extent reasonably necessary for such Party’s continued practice under any license(s) or rights which do not terminate pursuant to this Article 8, and may keep one copy of Information received from the other Party in its confidential files for record purposes. In addition, Pfizer shall, within [**] after the effective date of such termination by Arvinas, return or cause to be returned to Arvinas all relevant substances or compositions delivered or provided by Arvinas hereunder, as well as any other relevant material provided by Arvinas in any medium, provided, however, that Pfizer may retain any such materials to the extent reasonably necessary for Pfizer’s continued practice under any license(s) or rights which do not terminate pursuant to this Article 8.

(h)	All licenses and rights to licenses granted under or pursuant to this Agreement by Arvinas to Pfizer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) (the “Code”) , licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. If (a) a case under the Code is commenced by or against Arvinas, (b) this Agreement is rejected as provided in the Code and (c) Pfizer elects to retain its rights hereunder as provided in Section 365(n) of the Code, then Arvinas (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall provide to Pfizer all intellectual property licensed by Pfizer hereunder, and agrees to grant and hereby grants to Pfizer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, all “embodiments” of intellectual property licensed hereunder pursuant to Section 365(n) of the Bankruptcy Code, and all other embodiments of such intellectual property in the possession and control of any Third Party but which Arvinas has the right to access or benefit from and to make available to Pfizer. Arvinas shall not interfere with the exercise by Pfizer or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement. The foregoing provisions of Section 8.4(h) are without prejudice to any rights Pfizer may have arising under the Code or other applicable Laws.

8.4.3	Additional Effects of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation (including any payment obligation) accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product or Compound sold prior to such expiration or termination. In addition, the provisions of Article 1, Article 4, Article 6, Article 7, Article 8, Article 9 and Article 10, and Sections 2.6.1, 2.6.2, 2.7, 2.9, 2.12, 3.1.3, 3.1.5, 3.1.6, 3.1.9, 3.2 (solely to the extent addressing termination by Pfizer pursuant to Section 8.3.1), 3.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.13, shall survive any expiration or termination of this Agreement.

ARTICLE 9 INDEMNITY; LIMITATION OF LIABILITY

9.1

Pfizer Indemnity Obligations. Pfizer agrees to defend Arvinas, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Arvinas Indemnitees”), and shall indemnify and hold harmless the Arvinas Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto, arising out of any claim, action, lawsuit, or other proceeding (collectively, “Losses and Claims”) brought against any Arvinas Indemnitee by a Third Party to the extent resulting from or relating to: (a) the manufacture, use, handling, storage, sale or other disposition of any Compound or Product in the Territory by Pfizer or its Related Parties, including product liability claims, (b) any breach by Pfizer of any of its representations, warranties or obligations pursuant to this Agreement, or (c) the gross negligence or willful misconduct of Pfizer or any Related Party; except in any such case to the extent such Losses and Claims result from: (i) the gross negligence or willful misconduct of any Arvinas Indemnitee, or (ii) any breach by Arvinas of any of its representations, warranties or obligations pursuant to this Agreement.

9.2	Arvinas Indemnity Obligations. Arvinas agrees to defend Pfizer, its relevant Related Parties and their respective directors, officers, employees and agents (collectively, the “Pfizer Indemnitees”), and shall indemnify and hold harmless the Pfizer Indemnitees, from and against any Losses and Claims brought against any Pfizer Indemnitee by a Third Party to the extent resulting from or relating to: (a) any personal injury claims arising in the course of the performance by Arvinas, its Affiliates or its subcontractors of its activities under the Research Program, (b) any breach by Arvinas of any of its representations, warranties or obligations pursuant to this Agreement, or (c) the gross negligence or willful misconduct of any Arvinas Indemnitee.

9.3	Procedure. If any Arvinas Indemnitee or Pfizer Indemnitee (each, an “Indemnitee”) intends to claim indemnification under this Article 9, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any Losses and Claims for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee (and, for clarity, not to be included in Losses and Claims), if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 9, provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnitee under this Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

9.4	Limitation of Liability. Neither Party hereto shall be liable for indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising in connection with this Agreement or the exercise of its rights hereunder, or for lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages, provided, however, that this Section 9.4 shall not limit or restrict (i) damages available for breaches of confidentiality obligations Article 4 or (ii) the indemnification obligations of either Party pursuant to this Article 9.

9.5	Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, a Party shall provide evidence of such insurance.

ARTICLE 10 MISCELLANEOUS

10.1	Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2	Assignment.

10.2.1	Except as provided in this Section10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Any attempted assignment not in accordance with this Section 10.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

10.2.2	Pfizer may, without consent of Arvinas, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Pfizer or to the successor party in connection with a Change of Control. Arvinas may, without consent of Pfizer, assign this Agreement in its entirety to the successor party in connection with a Change of Control. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by a Party in connection with a Change of Control, such assignment shall not provide the non-assigning Party with rights or access to independently owned or acquired intellectual property or technology of the acquirer of the assigning Party.

10.3	Use of Affiliates. Pfizer shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided that Pfizer shall at all times remain liable for the actions or inactions of any such Affiliate.

10.4	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.5	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier providing evidence of receipt, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Arvinas, to:	Arvinas, Inc. 5 Science Park 395 Winchester Ave New Haven CT 06511 Attention: Chief Executive Officer

and:	Attention: Office of Counsel

if to Pfizer, to:	Pfizer Inc. 235 East 42nd Street New York, NY 10017 Attention:[**]

and	Pfizer, Inc. Notices: Pfizer Legal Division 235 East 42nd Street New York, NY 10017 Attn.:[**]

If to Yale University (pursuant to Section 7.10), to:	Managing Director Yale University Office of Cooperative Research 433 Temple Street New Haven, CT 06511

or to such other address(es) as the Party or Person to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the date of confirmed receipt if sent by nationally-recognized overnight courier; or if sent by registered or certified mail.

10.6	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without regard to its conflicts of law provisions.

10.7	Dispute Resolution.

10.7.1

The Parties shall seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement. Any dispute between the Parties shall be promptly presented to the Chief Executive Officer of Arvinas and the President, Research and Development of Pfizer (or the equivalent position), or their respective designees, for resolution. Such officers, or their designees, shall attempt in good faith to promptly resolve such dispute. For clarification, following presentation to such senior executives for resolution, any dispute within the Committee’s decision-making authority shall be finally decided in accordance with any final decision-making authority specified pursuant to Section 2.4.2 and shall not be arbitrable.

10.7.2	If the Parties do not fully settle any dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement pursuant to Section 10.7.1 within [**] of presentation to the senior officers for resolution as set forth therein, and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” (as defined below) shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and as further provided below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.7.3	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within [**] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [**] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The arbitrators shall have scientific and legal experience relevant to the subject matter of the dispute. In any case the arbitrator shall not be a current or former Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

10.7.4	Within [**] after the designation of the arbitrators, the arbitrators and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

10.7.5	The arbitrator shall set a date for a hearing, which shall be no later than [**] after the submission of written proposals pursuant to Section 10.7.4, for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 10.7.2); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing. In any such arbitration proceeding, the Parties shall be entitled to all remedies to which they would be entitled in a United States District Court and to full discovery to the same degree permitted under the Federal Rules of Civil Procedure.

10.7.6	The arbitrators shall use best efforts to rule on each disputed issue within [**] after completion of the hearing described in Section 10.7.5 The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules, which shall include findings of fact and conclusions of law.

10.7.7	The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

10.7.8	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or violating this Section 10.7, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party. The arbitrators shall have no authority to award punitive or any other type of damages excluded under Section 9.4.

10.7.9	Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

10.7.10	The Parties agree that any payments made pursuant to this Agreement pending resolution of any dispute hereunder shall be promptly refunded if an arbitrator or court determines that such payments are not due.

10.7.11	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.8	Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the Research Program and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the Research Program and the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

10.9	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.10	Independent Contractors. It is expressly agreed that Arvinas and Pfizer shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Arvinas nor Pfizer shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.11	Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

10.12	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Laws.

10.13	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (f) the word “any” shall mean “any and all” unless otherwise clearly indicated by context, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

10.15	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day (excluding notices required under Section3.7), then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

10.16	Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents reasonably necessary in order to carry out the mutual intent and accomplish the purposes of this Agreement and, at the other Party’s reasonable request and expense, to evidence, perfect or otherwise confirm such other Party’s rights hereunder.

10.17	Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ARVINAS, INC.		PFIZER INC.

BY:	/s/ John Houston	BY:	/s/ G.M. Dolsten
TITLE: President and CEO		TITLE: President, Worldwide Research and Development

SCHEDULE 1.10 ARVINAS PATENT RIGHTS

1

Other Arvinas Patent Rights:

Project	Application	Application Number	File Date	Title
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 7 pages were omitted. [**]

1

Yale Licensed Patents:

Project	Application	Application Number	File Date	Title
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

Arvinas/Yale co-owned Patents (Yale’s rights licensed to Arvinas)

Project	Application	Application Number	File Date	Title	Publically Available (Y/N)
[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

2

SCHEDULE 1.33 EXCLUDED TARGETS

Target	UniProt Number
[**]

SCHEDULE 2.1 RESEARCH PLANS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 48 pages were omitted. [**]

SCHEDULE 7.5.8 LOW INCOME COUNTRIES

[**]

1